UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Mobileye Global Inc.

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2026 Proxy Statement

Notice of Annual Stockholders' Meeting

MOBILEYE GLOBAL INC.1
NOTICE OF
2026 ANNUAL STOCKHOLDERS’ MEETING
Date June 18, 2026	Time 10:00 A.M. Eastern Time	Record Date April 22, 2026
Voting Recommendations of the Mobileye Board of Directors (the “Board”)
Management Proposals
PROPOSAL 1
Election of the 9 director nominees named in this proxy statement
We have built a board that is highly engaged and possesses the necessary skills, experiences, qualifications, and diversity of viewpoints and perspectives to effectively oversee the business and long-term interests of stockholders.
Vote For Each Director Nominee See page 1
PROPOSAL 2
Ratification of selection of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited (“PwC”) as our independent registered public accounting firm for 2026
The Audit Committee is involved in the annual review and engagement of PwC and believes their continued retention is in the best interests of Mobileye and its stockholders.
Vote For See page 22
PROPOSAL 3
Advisory vote on executive compensation
Our executive compensation programs are intended to align interests of executives with those of stockholders through the use of measures we believe drive long-term success for the Company.
Vote For See page 25

1
Referred to herein as “Mobileye” or the “Company,” and, where the context requires, such terms refer to our historical operations.

How to Vote	Vote

Please act as soon as possible to vote your shares, even if you plan to attend the annual meeting online. If you are a beneficial stockholder, your broker will NOT be able to vote your shares with respect to the election of directors and most of the other matters presented during the meeting unless you have given your broker specific instructions to do so. We strongly encourage you to vote. You may vote via the Internet, by telephone, or, if you have received a printed version of these proxy materials, by mail. For more information, see “Additional Meeting Information” on page 42. ▸
		ONLINE at www.proxyvote.com. You may also attend the annual meeting online, including to vote and/or submit questions, at www.virtualshareholdermeeting.com/MBLY2026.	BY PHONE by calling the applicable number. For stockholders of record: 1-800-690-6903 For beneficial stockholders: 1-800-454-8683
BY MAIL if you have received a printed version of these proxy materials.
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD JUNE 18, 2026: The Notice of 2026 Annual Stockholders’ Meeting and Proxy Statement and the 2025 Annual Report on Form 10-K are available at https://ir.mobileye.com/.
Our Board solicits your proxy for the 2026 Annual Stockholders’ Meeting (and any postponement or adjournment of the meeting) for the matters set forth above. We made this proxy statement, the Notice of 2026 Annual Stockholders’ Meeting and the form of proxy available on the internet to stockholders beginning on April 24, 2026.

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BOARD OF DIRECTORS MATTERS
Proposal 1: Election of Directors
PROPOSAL 1	Election of Directors	Recommendation of the Board

Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated the 9 individuals listed below to serve as directors. Our nominees include four independent directors, as defined in the rules for companies traded on the Nasdaq Global Select Market (“Nasdaq”), and one Mobileye officer, Professor Amnon Shashua. Safroadu Yeboah-Amankwah has served as the Chair of the Board since January 2025.
All of our director nominees currently serve on the Board. Four of the incumbent director nominees have served since the consummation of our initial public offering in October 2022, while the remaining nominees joined the Board at various times prior to that time or thereafter. Professor Amnon Shashua has served as a director since our original founding in 1999. Patrick Bombach has served as a director since January 29, 2025, Elaine L. Chao has served as a director since June 7, 2024, Naga Chandrasekaran has served as a director of Mobileye since August 25, 2025, and David Zinsner has served as a director since August 25, 2025. Effective as June 30, 2025, Christoph Schell resigned as a director of the Board.
Term & Service.   Each director’s term runs from the date of their election or appointment until our next annual stockholders’ meeting and until their successor (if any) is elected or appointed. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the individuals named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. Alternatively, the Board may reduce the size of the Board, or the proxies may vote just for the remaining nominees, leaving a vacancy that the Board may fill at a later date. However, we have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.
Voting and Election.   Our Amended and Restated Bylaws (“Bylaws”) provide that a director nominee is elected only if they receive a plurality of the votes cast with respect to their election. As a result, any shares not voted “FOR” a particular candidate, whether as a result of a

The Board recommends that you vote “FOR” the election of each of the following nominees.
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Director nominees with diverse leadership, industry, and technology experience

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Four of our nine director-nominees are independent

“WITHHOLD” vote or broker non-vote, will not be counted in such candidate’s favor and will have no effect on the election results. For more information, see “Additional Meeting Information; How do I vote?” on page 43.
Biographical Information.   For each of the 9 director nominees standing for election, the following pages set forth certain biographical information, including a description of their principal occupation, business experience, and the primary qualifications that the Nominating and Corporate Governance Committee considered in recommending them as director nominees, as well as the Board committees on which each director nominee will serve as of the 2026 Annual Stockholders’ Meeting.

DIRECTOR NOMINEES
Amnon Shashua CEO and President Age: 65 Director Since: 2022	COMMITTEES None
Amnon Shashua is our co-founder and has served as our Chief Executive Officer and President since 2017 and as a director since our original founding in 1999. Prof. Amnon Shashua is a world-renowned expert in AI, computer vision, natural language processing, and other related fields. Prof. Shashua was elected to the US National Academy of Engineering (NAE) as an international member of its Class of 2026 for contributions to computer vision and its application to autonomous driving technology. For his transformative work in AI, he was named to the 2025 TIME100 AI in the leaders category, a list recognizing the 100 most influential people in artificial intelligence worldwide. In 2023, he received the Israel Prize, the nation’s top civilian honor for contributions to society, and had previously been named the 2020 Dan David Prize laureate in the field of artificial intelligence and the 2022 Mobility Innovator by the Automotive Hall of Fame. Shashua has founded six companies using applied AI in various fields from automotive to assisted wearables to fintech: Mobileye, OrCam, AI21 Labs, Mentee Robotics, and “One Zero,” the first digital bank in Israel. His latest venture, AAI Technologies, was founded together with Prof. Shai Shalev-Shwartz in 2024, with a mission to crack the code of superintelligence. Prof. Shashua serves as President & CEO of Mobileye, which was acquired by Intel in 2017 in what was then the largest acquisition in Israeli history and went public again in 2022 on the Nasdaq stock exchange under the ticker symbol MBLY. Prof. Shashua holds the Sachs Chair in Computer Science at the Hebrew University of Jerusalem, has published over 160 papers in the field of machine learning and computational vision, and holds over 200 patents. We believe Professor Shashua’s perspective and experience as our co-founder and Chief Executive Officer, as well as his insight and proficiency in AI, computer vision, natural language processing and other related fields make him well qualified to serve as a director.

Safroadu Yeboah-Amankwah Chair Age: 55 Director Since: 2022	COMMITTEES G (Chair)
Saf Yeboah-Amankwah has served as a director of Mobileye since October 2022 and as chair of our Board since January 2025. Mr. Yeboah- Amankwah previously served as a Senior Vice President and Chief Strategy Officer at Intel from 2020 to 2025. Prior to joining Intel, Mr. Yeboah-Amankwah held several positions with McKinsey and Company, including Senior Partner and global head of the Transformation Practice for the Telecom, Media and Technology Practice from 2008 to 2020 and Managing Partner for the South Africa practice, among other roles, from 1994 to 2018. Mr. Yeboah-Amankwah serves on the boards of directors of MTN Group Limited, the United Negro College Fund and the Defense Business Board. Mr. Yeboah-Amankwah earned his B.S. and M. Eng. from Massachusetts Institute of Technology. We believe Mr. Yeboah-Amankwah’s extensive experience advising tech companies on transformation, growth and operations and his experience with mergers and acquisitions make him well qualified to serve as a director.
Patrick Bombach Age: 55 Director Since: 2025	COMMITTEES C (Chair)
Patrick Bombach has served as a director of Mobileye since January 2025. Mr. Bombach has worked at Intel since April 2014 and has been serving as Corporate Vice President, Head of Corporate Legal and Assistant Corporate Secretary since January 2023. Mr. Bombach oversees legal support for corporate securities and governance, finance, M&A, corporate venture capital, strategy, executive compensation and insider trading compliance. From January 2020 to December 2022, Mr. Bombach served as Vice President, Senior Managing Director, Corporate Strategy, Finance and Transactions. Mr. Bombach has over 25 years of experience as a corporate attorney and is a member of the Hispanic National Bar Association’s PODER25 initiative. Mr. Bombach earned his J.D. from Columbia University and his B.B.A. in Economics from the University of Texas, El Paso. We believe Mr. Bombach’s extensive experience with corporate governance, SEC reporting and regulatory compliance, M&A and strategic transactions, and crisis and risk management make him well qualified to serve as a director.
Nagasubramaniyan Chandrasekaran Age: 52 Director Since: 2025	COMMITTEES None
Naga Chandrasekaran has served as a director of Mobileye since August 2025. Mr. Chandrasekaran has served as executive vice president, chief technology and operations officer, and general manager of Intel Foundry Technology and Manufacturing organization at Intel Corporation since August 2024. He is responsible for Intel Foundry’s technology development and worldwide manufacturing operations, including research, development and deployment of next-generation silicon logic, packaging and test technologies, as well as Fab Sort Manufacturing, Assembly Test Manufacturing, strategic planning, corporate quality assurance and supply chain. Previously, Mr. Chandrasekaran was general manager of Foundry Manufacturing and Supply Chain, overseeing Intel Foundry’s global manufacturing operations. Prior to joining Intel in 2024, Mr. Chandrasekaran served in senior leadership roles at Micron, most recently as senior vice president of Technology Development. He led Micron’s global technology development and engineering efforts related to the scaling of current memory technologies, advanced packaging technology and emerging technology solutions. Before that, he served as Micron’s senior vice president of Process R&D and Operations. Mr. Chandrasekaran earned a bachelor’s degree in mechanical engineering from the University of Madras; a master’s degree and a doctorate in mechanical engineering from Oklahoma State University; a master’s degree in information and data science from the University of California, Berkeley; and dual executive MBAs from the University of California, Los Angeles, and the National University of Singapore. Mr. Chandrasekaran was selected to serve on our board of directors due to his extensive technology expertise as well as senior leadership and operational experience in the semiconductor sector.

Elaine L. Chao Age: 73 Director Since: 2024 INDEPENDENT	COMMITTEES None
Elaine L. Chao has served as a director of Mobileye since June 2024. Secretary Chao has been confirmed on a bipartisan basis to two cabinet positions as U. S. Secretary of Transportation and U. S. Secretary of Labor. Secretary Chao is the first Asian American woman to serve in a President’s cabinet in American history. She is also the longest serving Cabinet member since World War II. Secretary Chao has a distinguished career in the private, public and nonprofit sectors. As U. S. Secretary of Transportation, she focused on keeping the country’s transportation system safe and efficient; invested over $330 billion in infrastructure; and, promoted American innovation including autonomous vehicles, unmanned aerial systems and commercial space transport. During the COVID-19 crisis, Secretary Chao’s decisive actions kept America’s transportation networks safe and moving. As U. S. Secretary of Labor, Secretary Chao focused on increasing the competitiveness of America’s workforce in a worldwide economy. She set new records for workplace safety and health and retirement security. Previously, Secretary Chao was President and CEO of United Way of America where she restored public trust in the organization after it had been tarnished by scandal. She was Director of the Peace Corps where she launched the first Peace Corps programs in the Baltic nations and the former republics of the former Soviet Union including Ukraine. Secretary Chao had also served as Chair of the Federal Maritime Commission and Deputy Secretary of the U.S. Department of Transportation. She was also a banker with Bank of America and Citicorp. Secretary Chao has served on the boards of numerous public companies while out of government. She is currently on the boards of Kroger and ChargePoint Holdings. She has also been a director on many nonprofit boards including Harvard Business School Board of Dean’s Advisors and Global Advisory Board; John F. Kennedy Center for the Performing Arts; United Way Worldwide; Los Angeles 2028 Organizing Committee of Olympic and Paralympic Games (LA28), and the Smithsonian Asian Pacific American Center Advisory Board. Born in Taiwan, Sec. Chao received her U.S. citizenship at age 19, after immigrating to America at the age of 8 without speaking any English. Secretary Chao earned her undergraduate degree in economics from Mount Holyoke College, and her MBA from Harvard Business School. A proud Kentuckian, she is the recipient of 38 honorary doctorate degrees. We believe Secretary Chao’s extensive experience in government leadership as Secretary of Transportation and Secretary of Labor, which provides our Board with important insight on government relations at the state, federal, and international levels, and prior governance and business experience make her well qualified to serve as a director.
Eyal Desheh Age: 74 Director Since: 2022 INDEPENDENT	COMMITTEES A (Chair), C and G
Eyal Desheh has served as a director of Mobileye since October 2022. Mr. Desheh served as Chairman of the board of directors of Isracard Ltd. (TLV: ISCD) from 2017 to 2020. Before Isracard, Mr. Desheh served as Executive Vice President and Chief Financial Officer of Teva Pharmaceutical Industries Ltd. (NYSE: TEVA) from 2008 to 2017. Before Teva Pharmaceutical, Mr. Desheh served as Executive Vice President and Chief Financial Officer of Check Point Software Technologies Ltd. (Nasdaq: CHKP) from 2000 to 2008, Chief Financial Officer of Scailex Corporation Ltd. (formerly known as Scitex Corporation Ltd. (Nasdaq: SCTX)) (TLV: SNCM) from 1996 to 2000, and as Deputy Chief Financial Officer at Teva Pharmaceutical Industries Ltd. from 1989 to 1996. Mr. Desheh currently serves as Chairman of MigVax Ltd. and Tevel Aerobotics Technologies Ltd. Mr. Desheh also serves on the board of directors of Cytoreason Ltd., One Zero Digital Bank Ltd., OrCam Technologies Ltd., and Factoree Ltd. Mr. Desheh previously served on our Board from 2014 to 2018. From 2013 to 2016, Mr. Desheh served on the board of directors of Stratasys LTD (Nasdaq: SSYS). Mr. Desheh also currently serves as chairman of the audit committee of Or Shalom. Mr. Desheh earned his B.A. and M.B.A. from The Hebrew University of Jerusalem. We believe Mr. Desheh’s extensive financial expertise, experience on a public company audit committee, and leadership experience as Chief Financial Officer make him well qualified to serve as a director.

Claire C. McCaskill Lead Independent Director Age: 73 Director Since: 2022 INDEPENDENT	COMMITTEES A and G
Claire C. McCaskill has served as a director of Mobileye since October 2022. Senator McCaskill has been serving as a political analyst for NBCUniversal Media, LLC and as a Corporate Speaker through the Washington Speakers Bureau since 2019. Prior to joining NBCUniversal and the Washington Speakers Bureau, Senator McCaskill served as a United States Senator from Missouri from 2007 to 2019, as State Auditor of Missouri from 1999 to 2007 and as elected County Prosecutor for Jackson County from 1992 to 1999. Senator McCaskill earned her B.A. and J.D. from the University of Missouri. We believe Senator McCaskill’s extensive experience in government as an elected official, which provides our Board with important insight on government relations at the state, federal, and international levels, and her legal background, make her well qualified to serve as a director.
Frank D. Yeary Age: 62 Director Since: 2022 INDEPENDENT	COMMITTEES A and C
Frank D. Yeary has served as a director of Mobileye since October 2022. Mr. Yeary has been serving as Managing Member at Darwin Capital Advisors LLC, a private investment firm, since 2012. Prior to founding Darwin Capital Advisors LLC, Mr. Yeary served as Co-Founder and Executive Chairman of CamberView Partners, LLC, a corporate governance and stockholder engagement advisory firm, from 2012 to 2018. Before CamberView, Mr. Yeary served as Vice Chancellor of the University of California, Berkeley from 2008 to 2012. Mr. Yeary also served as Managing Director, Global Head of M&A from 2003 to 2008 and as a member of the Management Committee from 2001 to 2008 at Citigroup Investment Banking. Mr. Yeary serves on the board of directors of PayPal Holdings, Inc. (Nasdaq: PYPL) and as independent chair of the board of directors of Intel, and has announced that he will not stand for reelection to Intel’s board at its 2026 annual meeting. Mr. Yeary earned his B.A. from the University of California, Berkeley. We believe Mr. Yeary’s extensive financial strategy and global M&A expertise, including expertise in financial reporting, make him well qualified to serve as a director.
David Zinsner Age: 57 Director Since: 2025	COMMITTEES
David Zinsner has served as a director of Mobileye since August 2025. Mr. Zinsner has served as executive vice president and the chief financial officer (CFO) at Intel Corporation since January 2022. He leads Intel’s global finance organization, including finance, accounting and reporting, tax, treasury, internal audit and investor relations. Prior to joining Intel in January 2022, Mr. Zinsner was executive vice president and CFO at Micron Technology Inc. During his tenure, he served on the company’s executive leadership team and was responsible for leading the global finance organization and investor relations. Mr. Zinsner has more than 20 years of financial and operational experience in semiconductors, manufacturing and the technology industry. Earlier in his career, Mr. Zinsner served as president and chief operating officer at Affirmed Networks. He also served as senior vice president of finance and CFO at Analog Devices, and senior vice president and CFO at Intersil Corp. He holds a master’s degree in business administration, finance and accounting from Vanderbilt University and a bachelor’s degree in industrial management from Carnegie Mellon University. Mr. Zinsner was selected to serve on our board of directors due to his extensive financial expertise and leadership experience as a Chief Financial Officer.
Committee names are abbreviated as follows: A = Audit, C = Compensation and G = Nominating and Corporate Governance.

Director Nomination Process
Committee Process
The Nominating and Corporate Governance Committee establishes procedures for Board nominations and recommends candidates for election to the Board. Consideration of new Board candidates typically involves a series of internal discussions, review of candidate information, and interviews with selected candidates. In addition to candidates identified by Board members, the Nominating and Corporate Governance Committee may consider candidates proposed by stockholders and others as it deems appropriate. A stockholder who wishes to recommend a candidate for the Nominating and Corporate Governance Committee’s consideration should send the candidate’s name and qualifications to our Secretary. Although our Board does not maintain a specific policy with respect to board diversity, pursuant to our Corporate Governance Guidelines, our Board seeks to have directors that collectively reflect a wide range of backgrounds, which may include factors such as experience and expertise, and the Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences. Director nominations by stockholders must also satisfy certain other requirements specified in our bylaws. The Secretary’s contact information can be found in this proxy statement under the heading “Other Matters; Communicating with Us” on page 47.
Director Skills, Experience, and Background
As we discuss below under “Board Committees” on page 9, the Nominating and Corporate Governance Committee is responsible for assessing with the Board the appropriate skills, experience, and background that we seek in Board members in the context of our business and the existing composition of the Board. This assessment includes numerous diverse factors, such as independence; understanding of and experience in manufacturing, technology, finance, and marketing; senior leadership experience; and international experience. The Board then determines whether a nominee’s background, experience, personal characteristics, and skills will advance the Board’s goal of creating and sustaining a Board with a diversity of perspectives and viewpoints that can support and oversee the company’s complex activities.
We maintain a thoughtful director refreshment process to ensure our board continues to comprise the right mix of skills and perspectives to guide and oversee our business. Our director identification process is ongoing as we continually seek highly qualified candidates, focused in areas where additional depth on the board can support current and future company priorities and opportunities.
As set forth in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee and the Board periodically review and assess the effectiveness of these practices for considering potential director candidates.

CORPORATE GOVERNANCE MATTERS
Board Leadership Structure
Our Board is currently chaired by Mr. Yeboah-Amankwah. As is provided in our published Corporate Governance Guidelines, the Board does not require the separation of the offices of Board Chair and CEO and it is free to choose its Chair in any way that it deems best for the Company at any given point in time. However, if the Chair is not an independent director, our independent directors will designate one of the independent directors on the Board to serve as a lead independent director. Senator McCaskill has been designated as our lead independent director. Our lead independent director’s duties, among others, include the following:
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prepare the agenda for each Board meeting in consultation with the CEO and the Chair;

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call and preside over executive sessions of the independent directors of the Board as deemed appropriate;

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regularly meet with the Chair and CEO for discussions of matters arising from executive sessions of the independent directors; and

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as requested, communicate with external constituencies, including stockholders.

Our Board believes that the current board leadership structure provides effective independent oversight of management while allowing our Board and management to benefit from Mr. Yeboah-Amankwah’s extensive executive leadership and operational experience. Our Board believes that our current leadership structure is appropriate at this time. The independent directors periodically assess the Board’s leadership structure and will continue to evaluate and implement the leadership structure that they conclude most effectively supports the Board in fulfilling its responsibilities.
The Board’s Role in Risk Oversight
An important function of the Board is oversight of risk management at Mobileye. Risk is inherent in business, and the Board’s oversight, assessment, and decisions regarding risks occur in the context of and in conjunction with the other activities of the Board and its committees. The Board believes that its current governance and leadership structure facilitates its risk oversight responsibilities.
The Board and management consider “risk” to be the possibility that an undesired event could occur that might adversely affect the achievement of our objectives. Risks vary in many ways, including the ability of the company to anticipate and understand the risk, the types of adverse impacts that could result if the undesired event occurs, the likelihood that an undesired event and a particular adverse impact would occur, and the ability of the company to control the risk and the potential adverse impacts.
The Audit Committee manages risk by overseeing the integrity of the Company’s financial statements and internal controls; the qualifications, independence and performance of the Company’s independent auditor; the Company’s compliance with legal and regulatory requirements; the Company’s internal auditor; and the Company’s cybersecurity risk management program. The Audit Committee reviews and discusses with the Board and with management the Company’s major financial and cybersecurity risk exposures and steps taken to monitor and control such exposures.
The Nominating and Corporate Governance Committee manages risk by reviewing and evaluating the size, composition, function and duties of the Board consistent with its needs; overseeing the succession process in the event the Board determines that a new Chief Executive Officer or new executive officer should be hired; making recommendations to the Board as to determinations of director independence; and developing and recommending to the Board the Corporate Governance Guidelines, reviewing and reassessing the Code of Business Conduct for the Company and overseeing compliance with such Guidelines and Code.
The Compensation Committee manages risk by reviewing and assessing risks arising from the Company’s employee compensation policies and practices and whether any such risks are reasonably likely to have a material adverse effect on the company.

Policies Regarding Hedging, Derivatives and Pledging
Pursuant to our Securities Trading Policy, we prohibit directors, officers, and all other employees from engaging in short sales of Mobileye’s securities, transactions involving options on Mobileye’s securities, such as puts, calls and other derivative securities, whether on an exchange or in any other market, or any hedging transactions that serve to insulate or mitigate against a potential change in Mobileye’s stock price, including through the use of financial instruments such as collars, equity swaps, exchange funds and forward sale contracts. This policy does not restrict ownership of company-granted awards, such as RSUs (as defined below) and options to purchase Mobileye stock, and does not apply to the vesting of RSUs or the exercise of options to purchase Mobileye stock. With some exceptions, holding Mobileye stock in a margin account and pledging Mobileye stock as collateral for a loan is prohibited for directors, officers, and all other employees.
Insider Trading Policy
We maintain insider trading policies and procedures governing the purchase, sale, and/or other dispositions of our company’s securities by directors, officers, and employees that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, as well as Nasdaq listing standards. A copy of our insider trading policy is filed as exhibit 19.1 to our Annual Report on Form 10-K.
DIRECTOR INDEPENDENCE AND TRANSACTIONS CONSIDERED
IN INDEPENDENCE DETERMINATIONS
Controlled Company Exemption
We are a “controlled company” within the meaning of the corporate governance standards of Nasdaq. As a result, we qualify for exemptions from, and have elected not to comply with, certain corporate governance requirements under the rules, including the requirements that within one year of the completion of our initial public offering we have a board that is composed of a majority of “independent directors,” as defined under the rules, and a compensation committee and a nominating and corporate governance committee that are composed entirely of independent directors. Mr. Bombach, who is not an independent director, serves on our Compensation Committee as the Chair, and Mr. Yeboah-Amankwah, who is not an independent director, serves as the Chair of our Nominating and Corporate Governance Committee in addition to his service as Chair of the Board. Even though we are a controlled company, we are required to comply with the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the Audit Committee, as discussed below.
The rules of Nasdaq define a “controlled company” as a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. As of April 22, 2026, Intel beneficially owns 50,000,000 shares of our Class A common stock and all of the outstanding shares of our Class B common stock, representing approximately 96.9% of the voting power of our common stock. Through its control of shares of common stock representing a majority of the votes entitled to be cast in the election of directors, Intel has the ability to control the vote to elect all of our directors. Accordingly, we qualify as a “controlled company” under the listing requirements of Nasdaq and are able to rely on the exemptions described above. If we cease to be a controlled company and our Class A common stock continues to be listed on Nasdaq, we will no longer be able to rely on such exemptions by the date our status as a controlled company changes or within specified transition periods applicable to certain provisions, as the case may be. For example, we will have one year from the date of our status change to comply with the requirement that our Board must be comprised of a majority of independent directors.
Director Independence
The Board’s guidelines for director independence conform to the independence requirements in the published listing requirements of Nasdaq. The Board considers all relevant facts and circumstances in determining independence.
The Board has determined that each of Secretary Chao, Mr. Desheh, Senator McCaskill, and Mr. Yeary, does not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of Nasdaq, and, as applicable, the SEC rules and regulations relating to independence standards for members of audit and compensation committees. In making the independence determinations with respect to our directors and director nominees, our Board considered the current and prior relationships that each director and director nominee has with our company and all other facts and circumstances our Board deemed relevant in determining their independence.
Director Attendance
The Board held 6 regularly scheduled meetings and 0 special meetings in 2025. As discussed in “Board Committees” below, standing committees of the Board collectively held a total of 20 meetings during 2025, with the Audit Committee holding 8 regularly scheduled meetings and 0 special meetings, the Compensation Committee holding 7 regularly scheduled meetings and 0 special meetings, and the Nominating and Corporate Governance Committee holding 4 regularly scheduled meeting and 1 special meeting. Further, the Strategy Committee (as defined below) held a total of 9 regularly scheduled meetings and 0 special meetings. We expect each director to attend every meeting of the Board and the committees on which the director serves. Each director attended at least 75% of the meetings of the Board and each committee on which the director served in 2025 (held during the period in which the director served), except for Mr. Chandrasekaran, who was appointed to the Board in August 2025 and was unable to attend one of the two remaining Board meetings in 2025 following his appointment due to a personal matter. On average, directors attended 98% of their respective Board and committee meetings. The Board’s policy is that directors should endeavor to attend the annual stockholders’ meeting. Mr. Yeboah-Amankwah, Prof. Shashua, Mr. Bombach, Mr. Desheh, Sec. Chao, Sen. McCaskill, Mr. Schell and Mr. Yeary attended our 2025 annual meeting of stockholders.	98% Average attendance of directors at Board and committee meetings during 2025
Board Committees
The Board assigns responsibilities and delegates authority to its committees, and the committees regularly report on their activities and actions to the full Board. As of the end of 2025, the Board had three standing committees: Audit, Compensation, and Nominating and Corporate Governance. Each committee has the authority to engage outside experts, advisors, and counsel to assist the committee in its work. During 2025, the Board also established a strategic transaction committee (the “Strategy Committee”) consisting of four disinterested directors (two of whom were independent) in order to evaluate the possible acquisition of Mentee Robotics Ltd. The acquisition of Mentee Robotics Ltd. closed on February 3, 2026, following the recommendation of the Strategy Committee to the Board.
Each standing committee has a written charter approved by the Board. We post each such charter in the Corporate Governance section of our website at https://ir.mobileye.com/corporate-governance/governance-overview. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this proxy statement.
The Board has determined that each member of the Audit Committee is an independent director in accordance with Nasdaq standards.
Audit Committee
The Audit Committee, among other things, has the following responsibilities:
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review the audit plans and findings of our independent registered public accounting firm and our risk review staff, as well as the results of regulatory examinations, and track management’s corrective action plans where necessary;

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review our combined financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

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review our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;

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have the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm; and

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review and approve in advance any proposed related person transactions.

The members of our Audit Committee are Mr. Desheh, Sen. McCaskill, and Mr. Yeary. Mr. Desheh is the chair of our Audit Committee. Our Board has determined that Mr. Desheh, Sen. McCaskill, and Mr. Yeary meet the definition of “independent director” for purposes of serving on our Audit Committee under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the corporate governance standards of Nasdaq. Our Board has determined that each director appointed to our Audit Committee is financially literate. Our Board has determined that Mr. Desheh is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.
The Audit Committee held 8 meetings during the 2025 fiscal year.
Compensation Committee
The Compensation Committee, among other things, has the following responsibilities:
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review and approve, or recommend that our Board approve, the compensation of our executive officers;

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review and recommend to our Board the compensation of our directors;

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administer our equity incentive plan;

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approve equity grants under our equity incentive plan to employees and consultants and recommend such grants to directors for approval by our Board;

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review and approve, or make recommendations to our Board with respect to, incentive compensation and equity plans; and

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review our overall compensation philosophy.

The members of our Compensation Committee are Mr. Bombach, Mr. Desheh and Mr. Yeary. Each of Messrs. Desheh and Yeary is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act. Mr. Bombach is the Chair of our Compensation Committee.
The Compensation Committee may delegate any of its responsibilities to subcommittees of the committee, and may delegate to a subcommittee the ability to make grants of equity awards to individuals who are not executive officers or non-employee directors of the Company, as it deems appropriate.
For information with respect to the use of compensation consultants and a description of the role of our executive officers in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis — Determination of Compensation.”
The Compensation Committee held 7 meetings during the 2025 fiscal year.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee, among other things, has the following responsibilities:
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identify, evaluate, and recommend to our Board to select as nominees individuals qualified to become new directors, consistent with criteria approved by our Board;

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review the qualifications of incumbent directors to determine whether to recommend them for reelection at our next annual meeting of the stockholders;

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identify, evaluate, and recommend to our Board to appoint those directors that are qualified to serve on any committee of our board of directors;

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review and recommend to our Board corporate governance principles applicable to us; and

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oversee the evaluation of our Board.

The members of our Nominating and Corporate Governance Committee are Mr. Desheh, Sen. McCaskill and Mr. Yeboah-Amankwah. Mr. Yeboah-Amankwah is the chair of our Nominating and Corporate Governance Committee.
The Nominating and Corporate Governance Committee held 5 meetings during the 2025 fiscal year.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2025, Mr. Bombach, Mr. Desheh and Mr. Yeary served on the Compensation Committee. None of our executive officers, employees or persons having a relationship requiring disclosure under Item 404 of Regulation S-K has served as a member of our Compensation Committee. None of our executive officers has served on the Compensation Committee (or committee performing similar functions) or as a director of another entity that has one or more executive officers serving on our Board or Compensation Committee.
Board Evaluations
We are committed to providing transparency about our Board and committee evaluation process. The Chair of our Nominating and Corporate Governance Committee is responsible for managing the annual process for evaluating the Board, its committees, and the individual directors.
2025 Process
In 2025, the Nominating and Corporate Governance Committee utilized the same Board self-evaluation process as was used in 2024, which consisted of two parts:
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a written questionnaire that asked for the directors’ feedback on areas such as:

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Board and committee structure, including leadership;

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Meeting agendas and content, including whether adequate time is allocated to Board and committee topics;

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CEO, senior leadership and succession planning;

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Soliciting constructive feedback as to Board culture, the performance of Board and committee Chairs and continuing education;

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Interviews conducted with each director.

The questionnaire provided for numerical ratings. The Chair of our Nominating and Corporate Governance Committee conducted the interviews with individual directors. The numeric ratings and interview feedback were then aggregated and summarized by the Chair of our Nominating and Corporate Governance Committee, who reported the results to the full Board and led the discussion of the performance of the Board, committees, and directors.
Our 2025 annual evaluation process provided the Board and management with valuable insight regarding areas where the Board believes it functions effectively and, more importantly, areas where the Board believes it can improve its effectiveness and oversight.
Communications from Stockholders to Directors
The Board recommends that stockholders initiate communications with the Board, the Chair of the Board, or any Board committee by writing to our Secretary. You can find the address in the “Other Matters” section of this proxy statement. This process assists the Board in reviewing and responding to stockholder communications. The Board has instructed our Secretary to review correspondence directed to the Board and, at the Secretary’s discretion, to forward items that she deems to be appropriate for the Board’s consideration, while certain communications that are unrelated to the duties and responsibilities of our Board (e.g., business solicitations, mass mailings and employment inquiries) may be excluded.
Certain Relationships and Related Party Transactions
In addition to the director, director nominee and executive officer compensation arrangements discussed under “Compensation Discussion and Analysis,” this section describes transactions, or series of related transactions, since the beginning of our last fiscal year or as currently proposed, to which we were a party or will be a party, in which:
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the amount involved exceeded or will exceed $120,000; and

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any of our directors, director nominees, executive officers, or beneficial owners of more than 5% of any class of our capital stock, or any members of the immediate family of and any entity affiliated with any such person, had or will have a direct or indirect material interest.

Stock Compensation Recharge Agreement
On August 8, 2017, we entered into a stock compensation recharge agreement with Intel, which requires us to reimburse Intel, net of any related withholding tax, for certain amounts relating to the value of share-based compensation provided to our employees for RSUs or stock options exercisable in Intel stock. The reimbursement amounts recorded as an adjustment to additional paid-in capital in the consolidated statements of equity were $9 million for 2025.
Other Services to a Related Party
We have reimbursed our Chief Executive Officer for reasonable travel related expenses incurred while conducting business on behalf of the Company as well as paid for certain security related costs. For 2025, travel related reimbursements and security related costs were $2.0 million.
Cross-License Agreement
We are party to an agreement with Intel (which we refer to herein as the Cross-License Agreement) under which (i) we grant to Intel a royalty-free, nonexclusive, nontransferable, perpetual, irrevocable, sublicensable under certain circumstances, and worldwide license under patents and patent applications owned or controlled by us, and (ii) Intel grants to us a royalty-free, nonexclusive, nontransferable, and worldwide license, sublicense, or other right, as applicable, under certain patents and patent applications of other Intel subsidiaries and certain third parties. Any license, sublicense, or other right granted by Intel to us with respect to third-party patents and patent applications (or specific claims thereof) included in the grant in clause (ii) may be revoked (effective as of the date specified by Intel) by Intel, in whole or in part, at any time (and automatically terminates once Intel can no longer extend such rights to us under the applicable third-party license agreement), and all licenses, sublicenses or other rights from Intel with respect to patents and patent applications of other Intel subsidiaries included in the grant by Intel to us in clause (ii) automatically terminate once Intel’s ownership of our common stock falls below 50%. The license granted by us to Intel in clause (i) survives even if Intel’s ownership of our common stock falls below 50%, but solely with respect to patents and patent applications owned or controlled by us as of or prior to such time. The agreement will continue until the expiration of the last to expire of the patents and patent applications included in the grants in clauses (i) and (ii), unless earlier terminated by Intel at any time for its convenience.
Share Repurchase
On July 11, 2025, we purchased from Intel Corporation, our controlling stockholder, 6,231,985 shares of Class A common stock at a price of $16.04625 per share (the “Share Repurchase”). The aggregate consideration paid by the Company for the Share Repurchase was $100 million and is subject to a nondeductible excise tax of 1% pursuant to the Inflation Reduction Act of 2022. Upon closing of the Share Repurchase, the Company cancelled and retired the 6,231,985 shares of Class A common stock acquired pursuant to the Share Repurchase.

The consummation of the Share Repurchase was in connection with and conditional upon the closing of a public secondary offering of 50,000,000 shares of Class A common stock (which shares were received upon conversion of 50,000,000 shares of Class B common stock) by Intel at a public offering price of $16.50 per share (the “Secondary Offering”), with Intel granting the underwriters a 30-day option to purchase up to an additional 7,500,000 shares of Class A common Stock (the “Option”) and conditional upon the consummation of the Secondary Offering, Intel voluntarily converting pursuant to the Company’s Amended and Restated Certificate of Incorporation an additional 50,000,000 shares of Class B common stock to Class A common stock (the “Conversion”). The purchase price per share in the Share Repurchase was equal to the per share purchase price paid by the underwriters in the Secondary Offering.
The Audit Committee of the Board approved the Share Repurchase in accordance with our Related Person Transaction Policy (as defined below).
Acquisition of Mentee Robotics
On February 3, 2026, we, along with Mobileye Vision Technologies Ltd. (a wholly-owned indirect subsidiary of ours) acquired 100% of the issued and outstanding stock of Mentee Robotics Ltd., a privately held Israeli company focused on humanoid robotics (“Mentee Robotics”, and such transaction, the “Acquisition”) for an aggregate purchase price of $900 million, pursuant to a share purchase agreement dated as of January 5, 2026 (the “Share Purchase Agreement”), by and among Mobileye, Mobileye Vision Technologies Ltd., Mentee Robotics, the shareholders of Mentee Robotics, and Shareholder Representative Services LLC, as the exclusive representative of the Mentee Robotics shareholders. Prof. Shashua, our President and CEO, was the Chairman, Co-Founder and a significant shareholder of Mentee Robotics, and Prof. Shai Shalev-Shwartz, our Chief Technology Officer, was Co-Founder and a significant shareholder of Mentee Robotics. Prof. Shashua received 37.83% of the total consideration, valued at approximately $341 million, paid evenly in cash and the Company’s Class A common stock, and Prof. Shalev-Shwartz received 13.07% of the total consideration, valued at approximately $118 million, paid evenly in cash and the Company’s Class A common stock. In addition, Prof. Shashua’s son and son-in-law, are both employees of Mentee Robotics, and received consideration for their vested and unvested options in Mentee Robotics pursuant to the terms of the Share Purchase Agreement. Prof. Shashua’s son received approximately $134,000 in cash for his vested options and a grant of Mobileye restricted stock units with an approximate value of $175,000 for his unvested options as well as restricted stock units with an approximate value of $75,000 pursuant to the post-closing retention plan set forth in the Share Purchase Agreement. Prof. Shashua’s son-in-law received approximately $877,000 in cash for his vested options and a grant of Mobileye restricted stock units with an approximate value of $160,000 for his unvested options as well as restricted stock units with an approximate value of $180,000 pursuant to the post-closing retention plan set forth in the Share Purchase Agreement. The Acquisition was approved by our Board, acting on the recommendation of the Strategy Committee. The Audit Committee of the Board also approved the Acquisition pursuant to our Related Persons Transaction Policy.
Transactions Entered into in Connection with our Initial Public Offering
Facilities Arrangements
Under lease arrangements with Intel, the Company leases office space in Intel’s buildings in certain locations. The leasing costs for the year ended December 27, 2025, were $2.6 million.
Intercompany Agreements
In connection with the Mobileye IPO, we entered into the following intercompany agreements (the “Intercompany Agreements”) with Intel that provides a framework for our ongoing relationship with Intel.
Master Transaction Agreement
The Master Transaction Agreement contains key provisions relating to our ongoing relationship with Intel. The Master Transaction Agreement also contains agreements relating to the conduct of the Mobileye IPO and future transactions, and will govern the relationship between Intel and us subsequent to the Mobileye IPO. Unless otherwise required by the specific provisions of the Master Transaction Agreement, the Master Transaction Agreement will terminate on a date that is five years after the first date upon which Intel ceases to beneficially own at least 20% of our outstanding shares of common stock. The provisions of the Master Transaction Agreement related to our cooperation with Intel in connection with future litigation will survive seven years after the termination of the agreement, and provisions related to indemnification by us and Intel and certain other provisions will survive indefinitely. The following sets forth the key terms of the Master Transaction Agreement.
Registration Rights.   We have provided Intel with certain registration rights to register our common stock, because the shares of our common stock held by Intel after the Mobileye IPO are deemed “restricted securities” as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, Intel may only sell a limited number of shares of our common stock into the public markets without registration under the Securities Act. At the request of Intel, we will use our commercially reasonable efforts to register shares of our common stock that are held by Intel after the closing of the Mobileye IPO, or subsequently acquired, for public sale under the Securities Act on a registration statement on Form S-1 or any similar long form registration statement (a “Long-Form Registration”) or on a registration statement on Form S-3 or any similar short form registration statement at such time Mobileye qualifies to use such short from registration statement (a “Short-Form Registration”). Intel may initially request up to two Long-Form Registrations in any calendar year and three Short-Form Registrations, though no Long-Form Registrations may be requested in any calendar year after such time as we are eligible to use Form S-3. Intel may also request that we file a resale shelf registration statement to register the resale under the Securities Act of its registrable securities after such time as we are eligible to use Form S-3. Intel will be entitled to three underwritten shelf takedowns per calendar year and each such underwritten shelf takedown will be deemed a demand registration for purposes of the limit on Short-Form Registrations. We will also provide Intel with “piggy-back” rights to include its shares in future registrations by us or others of our securities under the Securities Act. There is no limit on the number of these “piggy-back” registrations in which Intel may request its shares be included. Intel’s registration rights will remain in effect until the earlier of the date on which the shares of our common stock held by Intel (i) have been disposed of in accordance with an effective registration statement, (ii) have been distributed to the public in accordance with Rule 144 or may be sold without restriction pursuant to Rule 144(k) under the Securities Act, (iii) have been otherwise transferred to a non-affiliated entity and any subsequent disposition of them do not require registration or qualification under the Securities Act, or (iv) have ceased to be outstanding. We have agreed to cooperate in these registrations and related offerings. All expenses payable in connection with such registrations will be paid by us, except that Intel will pay all its own internal administrative and its own legal and similar costs and underwriting discounts and commissions applicable to the sale of its shares of our common stock.
Future Distributions.   We will cooperate with Intel, at its request, to accomplish a distribution by Intel of our common stock to Intel stockholders which is intended to qualify as a distribution under Section 355 of the Code, or any corresponding provision of any successor statute, and we have agreed to promptly take any and all actions reasonably necessary or desirable to effect any such distribution. Intel will determine, in its sole and absolute discretion, whether to proceed with all or part of the distribution, the date of the distribution and the form, structure and all other terms of any transaction to effect the distribution. A distribution may not occur at all. At any time prior to completion of the distribution, Intel may decide to abandon the distribution, or may modify or change the terms of the distribution, which could have the effect of accelerating or delaying the timing of the distribution.
Most Favored Status.   So long as Intel beneficially owns at least 20% of our common stock, we will sell Intel our commercially available products, including EyeQTM SoCs, for internal use, but not for resale on a standalone or bundled basis. We and Intel agree to hold the other in most favored status with respect to products purchased or sold for internal use, meaning that the product prices, terms, warranties and benefits provided between us and Intel shall be comparable to or better than the equivalent terms being offered by the party providing the products to any single, present customer of such party.
Anti-Dilution Option.   We have granted Intel a continuing right to purchase from us shares of Class A common stock or Class B common stock as is necessary for Intel to maintain an aggregate ownership interest of our common stock representing at least 80.1% of our common stock outstanding. This option may be exercised by Intel in connection with any issuance by us of common stock or any stock option or executive or employee compensation plan, except where the issuance pursuant to a stock option or executive or employee compensation plan would cause Intel’s percentage ownership of common stock to fall below 80.1%. If we issue our common stock for cash consideration as permitted in the foregoing sentence other than pursuant to a stock option or executive compensation plan that causes Intel’s percentage ownership of common stock to fall below 80.1%, upon the exercise of the option, Intel will pay a price per share of Class A common stock equal to the offering price paid by us in the related issuance of common stock and a price per share of Class B common stock equal to the fair market value thereof as determined in good faith by our Board. If we issue our common stock for non-cash consideration or pursuant to a stock option or executive compensation plan that causes Intel’s percentage ownership of common stock to fall below 80.1%, upon exercise of the option, Intel will pay a price per share of Class A common stock equal to the closing price of our common stock as quoted on Nasdaq on the date for which a determination is being made and a price per share of Class B common stock equal to the fair market value thereof as determined in good faith by our Board. Intel’s option to maintain its ownership percentage in us will terminate on the earlier of the date of a distribution under Section 355 of the Code, or any corresponding provision of any successor statute, the date upon which Intel beneficially owns shares of common stock representing less than 80% in aggregate ownership interest in our common stock, and the date on which, if the option has been transferred to a subsidiary of Intel, that subsidiary ceases to be a subsidiary of Intel. This right terminated upon the Secondary Offering, Share Repurchase, exercise of the Option and Conversion, which resulted in Intel beneficial ownership of our common stock falling below 80%.
Indemnification.   We and Intel have agreed to cross-indemnities that generally place the financial responsibility on us and our subsidiaries for all liabilities associated with the current and historical Mobileye business and operations, and generally will place on Intel the financial responsibility for liabilities associated with all of Intel’s other current and historical businesses and operations, in each case regardless of the time those liabilities arise. We and Intel will also each indemnify the other with respect to breaches of the Master Transaction Agreement or any Intercompany Agreement. In addition, we will indemnify Intel against liabilities arising from misstatements or omissions of material fact in a prospectus or the registration statement of which it is a part relating to an offering of our shares by Intel, except for misstatements or omissions of material fact relating to information that Intel provided to us specifically for inclusion in such prospectus or registration statement of which it forms a part. We will also indemnify Intel against liabilities arising from any misstatements or omissions of material fact in our subsequent SEC filings and from information we provide to Intel specifically for inclusion in Intel’s annual or quarterly reports following the completion of the Mobileye IPO, but only to the extent that the information pertains to us or our business or to the extent Intel provides us prior written notice that the information will be included in its annual or quarterly reports and the liability does not result from the action or inaction of Intel. In addition, Intel will indemnify us for liabilities arising from misstatements or omissions of material fact with respect to information that Intel provided to us specifically for inclusion in a prospectus or the registration statement of which it forms a part relating to an offering of our shares by Intel, to the extent that such information pertains to Intel or Intel’s business. Intel will also indemnify us against liabilities arising from information Intel provides to us specifically for inclusion in our annual or quarterly reports following the completion of the Mobileye IPO, but only to the extent that the information pertains to Intel or Intel’s business or to the extent we provide Intel prior written notice that the information will be included in our annual or quarterly reports and the liability does not result from our action or inaction. Further, Intel will indemnify us against any liabilities relating to payments of consideration to former equityholders of Mobileye N.V. under Intel’s 2017 agreement to purchase Mobileye.
Release.   The Master Transaction Agreement contains a general release for liabilities arising from events occurring on or before the time of the Mobileye IPO. Under this provision, we agreed to release Intel and its subsidiaries, successors and assigns, and Intel agreed to release us and our subsidiaries, successors and assigns, from any liabilities arising from past events between us on the one hand, and Intel on the other hand, occurring on or before the time of the Mobileye IPO, including in connection with the activities to implement the Mobileye IPO. The general release does not apply to liabilities allocated between the parties under the Master Transaction Agreement or other Intercompany Agreements or to specified ongoing contractual arrangements.
Accounting Matters.   For so long as Intel provides us with accounting and financial services under the Administrative Services Agreement that we have entered into with Intel, and to the extent necessary for purpose of preparing financial statements or completing a financial statement audit, we will provide Intel as much prior notice as reasonably practical of any change in the independent certified public accountants to be used by us or our subsidiaries for providing an opinion on our consolidated financial statements. We will also use our commercially reasonable efforts to enable our auditors to complete a sufficient portion of our audit and provide Intel with all financial and other information on a timely basis such that Intel may meet its deadlines for its filing annual and quarterly financial statements.
Legal Policies.   Until the later of Intel ceasing to be a “controlling person” of us as defined in the Securities Act and such date that Intel ceases to provide us with legal, financial or accounting services under the Administrative Services Agreement, we will comply with all Intel rules, policies and directives identified by Intel as critical to legal and regulatory compliance, to the extent such rules, policies and directives have been previously communicated to us, and will not adopt legal or regulatory policies or directives inconsistent with the policies identified by Intel as critical to legal and regulatory compliance.
Non-Solicitation.   For a period of two years following the closing of the Mobileye IPO, we and Intel will not, directly or indirectly, solicit active employees of the other without prior consent by the other, provided we both have agreed to give such consent if either party believes, in good faith, that consent is necessary to avoid the resignation of an employee from one party that the other party would wish to employ. As of October 26, 2024, this non-solicitation covenant is no longer in effect.
Remaining Intel Awards.   All outstanding options to purchase shares of Intel and all other Intel equity awards held by Mobileye Group employees at the time of the Mobileye IPO will continue to be outstanding until the earliest of (i) the date the award is exchanged pursuant to any issuer exchange offer undertaken by us and Intel, (ii) the date the award is exercised or expires under the terms of the applicable award agreement and (iii) the date such award is canceled as a result of a Mobileye Group employee being terminated or, if later, the end of any post-termination exercise period specified in the award agreement or by the applicable equity plans’ administrative committees.
Minimum Cash Requirement.   Immediately after completion of the Mobileye IPO and on a pro forma basis after all expenses of the offering have been paid (and after giving effect to any repayment of any indebtedness by us to Intel and any other transactions contemplated to occur substantially concurrently with the Mobileye IPO), Intel agreed to ensure that we would have $1.0 billion cash, cash equivalents, or marketable securities.
Notifiable Transactions.   Intel will use commercially reasonable efforts to provide three months’ advance notice to our Board in the event that Intel intends to pursue a transaction (even if no such transaction is imminent or probable at such time) which is reasonably expected to cause Intel’s ownership in us to fall below 50% of our total issued and outstanding shares of common stock.
Administrative Services Agreement
Under the Administrative Services Agreement, Intel provides us with administrative and other services. Intel provides such services to us with substantially the same degree of skill and care as such services have been provided to us during the twelve months prior to the date of the Mobileye IPO. We pay fees to Intel for the services rendered based on pricing per service agreed between us and Intel.
The initial term of the Administrative Services Agreement will expire two years from the completion of the Mobileye IPO and will be extended automatically for successive three-month terms unless one of the parties elects not to renew. Prior to the expiration of the initial term and any subsequent renewal term, we will agree with Intel to adjust the level of service under the agreement, as necessary, to accurately reflect the future level of services we require. We have the right to terminate any of the services provided by Intel under the Administrative Services Agreement at any time upon thirty days’ prior written notice of termination to Intel, or if Intel fails to perform any of its material obligations under the Administrative Services Agreement and such failure continues for at least thirty days after receipt by Intel of written notice of such failure from Mobileye.
Furthermore, we will be responsible for any damages, and will indemnify Intel for all reasonable expenses, in connection with actions or inactions reasonably required to be performed, or directed by us to be performed, in connection with the services rendered or to be rendered under the Administrative Services Agreement, except to the extent that such losses are caused by the breach of the Administrative Services

Agreement, gross negligence, bad faith, or willful misconduct of Intel or where indemnification would not be permitted by law. Intel will be responsible for any damages, and will indemnify us for all reasonable expenses, in connection with the breach of the Administrative Services Agreement, gross negligence, bad faith or willful misconduct of Intel in connection with the services rendered or to be rendered under the Administrative Services Agreement, except to the extent that such losses are caused by our breach of the Administrative Services Agreement, gross negligence, bad faith, or willful misconduct.
The costs incurred under this agreement for the year ended December 27, 2025, were $2.2 million.
Employee Matters Agreement
The Employee Matters Agreement allocates assets, liabilities and responsibilities relating to employees, employment matters, compensation and benefit plans and other related matters. The Employee Matters Agreement generally provides that Mobileye will assume certain employment-related liabilities with respect to Mobileye and certain former Intel employees for periods of time prior to and after the date the employee becomes employed by a Mobileye entity, or, for other certain former Intel employees, with respect to liabilities arising after the date such employees become employees of a Mobileye entity from an Intel entity, provided that Intel will generally retain liabilities under its employee benefit plans.
Technology and Services Agreement
The Technology and Services Agreement provides a framework for the collaboration on technology projects and services between us and Intel (“Technology Projects”), and sets out the licenses granted by each party to its respective technology for the conduct of the Technology Projects, provisions relating to the ownership of certain existing technology, the allocation of rights in any new technology created in the course of the Technology Projects, and certain provisions applicable to the development of a certain radar product of ours. The Technology and Services Agreement does not apply to projects for the development and manufacture of a lidar sensor system for automobiles. Pursuant to the Technology and Services Agreement, we and Intel will agree to statements of work with additional terms for Technology Projects.
Each party retains ownership of its intellectual property rights to existing technology, except that we assign to Intel certain radar-related technology. Intel will solely own all intellectual property rights to new technology created by either party under Technology Projects that fall within a defined field related to Intel’s business (including technology related to certain semiconductor, radar and automotive technology). We will solely own, and Intel will assign to us, intellectual property rights to certain modifications to our existing technology (the intellectual property rights, modifications and existing technology will be agreed in a statements of work). Where new technology created in a Technology Project is outside Intel’s defined field, each party will own such new technology where the new technology is solely created by that party. For any new technology outside of Intel’s field that is jointly created, the parties will jointly own the copyright and trade secrets in such technology, and will allocate and license any patent rights between themselves. Each party grants the other a development license for the conduct of the Technology Projects to any technology disclosed under statements of work. Deliverables are also licensed to the receiving party by the providing party for use in accordance with the statements of work.
Intel owns all intellectual property rights in all new technology created under the Technology and Services Agreement that is a certain category of radar technology, largely related to improvements or modifications to Intel’s own radar technology, and retains ownership of all its existing intellectual property in such radar technology. We will assign our intellectual property rights in this technology to Intel, as well as in certain radar technology created by our personnel prior to the completion of the Mobileye IPO, primarily related to their work on certain radar technology. Intel will assign back to us certain intellectual property rights to a certain subset of radar technology created by our employees after the completion of the Mobileye IPO. Intel will grant us worldwide, perpetual, irrevocable, royalty-free licenses under certain intellectual property rights to certain radar technology for the purpose of our development and manufacturing of certain types of external environment-sensing radar sensor products for ADAS and AV in automobiles.
The Technology and Services Agreement includes confidentiality restrictions with respect to Technology Projects and related technology and a limited Intel non-compete with respect to certain radar technology for a period of up to five years from the effective date of the Technology and Services Agreement. Except with respect to claims of infringement of intellectual property rights, breaches of a license or confidentiality obligations, or any liability which cannot be limited under applicable law, any liability of the parties to one another under the Technology and Services Agreement will be capped to the aggregate amounts paid or payable by us to Intel under the agreement for any development services. The Technology and Services Agreement has a term of two years, and will automatically renew for one-year renewal periods, unless the agreement is terminated for a party’s material breach, a party’s bankruptcy or insolvency, or advance notice of non-renewal is given.
The amount incurred under this agreement for the year ended December 27, 2025, was $2.3 million.
Tax Sharing Agreement
We have been previously included in Intel’s consolidated group (the “Consolidated Group”) for U.S. federal income tax purposes, as well as in certain consolidated, combined or unitary groups that include Intel and/or certain of its subsidiaries for state and local income tax purposes (each, a “Combined Group”). Pursuant to the Tax Sharing Agreement, we generally are required make payments to Intel such that, with respect to tax returns for any taxable period in which we or any of our subsidiaries are included in the Consolidated Group or any Combined Group, the amount of taxes to be paid by us will be determined by computing the excess (if any) of any taxes due on any such return over the amount that would otherwise be due if such return were recomputed by excluding us and/or our included subsidiaries. Intel will prepare a written calculation in reasonable detail for us with respect to any tax return filed with respect to the Consolidated Group or any Combined Group in order to determine the amount of tax sharing payments under the Tax Sharing Agreement. We will be responsible for any taxes with respect to tax returns that include only us and/or our subsidiaries. However, to the extent the taxes due on any such return are lower than they would be if such return were recomputed by excluding us and/or our included subsidiaries, we will not receive any payment for such tax benefit.
Intel will be primarily responsible for controlling and contesting any audit or other tax proceeding. Disputes arising between the parties relating to matters covered by the Tax Sharing Agreement are subject to resolution through specific dispute resolution provisions.
We have been included in the Consolidated Group for the most recent annual period and expect to be included in the Consolidated Group going forward. Each member of a consolidated group during any part of a consolidated return year is jointly and severally liable for the tax on the consolidated return of such year and for any subsequently determined deficiency thereon. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or foreign income tax purposes is jointly and severally liable for the state, local or foreign income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, although the Tax Sharing Agreement allocates tax liabilities between us and Intel, for any period in which we were included in the Consolidated Group or any Combined Group, we could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of any such group.
We and Intel have agreed to set forth our respective rights, responsibilities and obligations with respect to any possible spin-off in the Master Transaction Agreement and the Tax Sharing Agreement. If Intel were to decide to pursue a possible spin-off, we have agreed to cooperate with Intel and to take any and all actions reasonably requested by Intel in connection with such a transaction. We have also agreed not to knowingly take or fail to take any actions that could reasonably be expected to preclude Intel’s ability to undertake a tax-free spin-off. In the event Intel completes a spin-off, we have agreed not to take certain actions, such as asset sales or contributions, mergers, stock issuances or stock sales within the two years following the spin-off without first obtaining the opinion of tax counsel or an IRS ruling to the effect that such actions will not result in the spin-off failing to qualify as a tax-free spin-off. In addition, we generally would be responsible for, among other things, any taxes resulting from the failure of a spin-off to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, any action or failure to act by us or certain transactions involving us following a spin-off and (ii) a percentage of such taxes to the extent such taxes are not attributable to, or do not result from, any action or failure to act by either us or Intel.
On August 14, 2024, Mobileye and Intel entered into an Amended and Restated Tax Sharing Agreement, which incorporated certain clarifying amendments into the original Tax Sharing Agreement. Following the

Secondary Offering, Share Repurchase and other related transactions, we concluded that from a U.S. income tax perspective Intel no longer holds a sufficient percentage of the Company’s issued and outstanding common stock, which resulted in the deconsolidation of the Company from Intel’s U.S. domestic income tax return on July 11, 2025 (the “Tax Deconsolidation”). Following the Tax Deconsolidation, starting July 12, 2025, the computation of cash payable between the Company and Intel, under the Amended and Restated Tax Sharing Agreement, is no longer applicable with respect to U.S. federal and applicable state income taxes. However, other obligations of the parties under the Amended and Restated Tax Sharing Agreement remain in effect.
As of December 27, 2025, the related party payable to Intel, pursuant to the Tax Sharing Agreement, was $0.
Policies and Procedures for Related Person Transactions
Our Board has adopted a written statement of policy regarding transactions with related persons (the “Related Person Transaction Policy”). The Related Person Transaction Policy requires that a “related person” (as defined in Item 404(a) of Regulation S-K) must disclose to our legal department any “related person transaction” (defined as any transaction since the beginning of our then-last fiscal year that is anticipated to be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto.
Our legal department will then communicate that information to our Audit Committee or the chair thereof. No related person transaction will be executed without the approval or ratification of our Board, acting through our Audit Committee or chair thereof. In reviewing any such proposal, our Audit Committee or chair thereof is to consider the relevant facts of the transaction, including the related person’s interest in the transaction, the terms of the transaction, the purpose of, and the potential benefits to us of, the transaction, and any other information regarding the transaction or the related person that would be material to investors in light of the circumstances of the particular transaction. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.
Indemnification of Directors and Officers
Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL. In addition, we entered into indemnification agreements with each of our directors and executive officers in connection with the Mobileye IPO or otherwise following their appointment or election to the Board, which, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by applicable law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.
Code of Business Conduct
We have adopted a Code of Business Conduct that applies to all employees and each of our directors and officers, including our principal executive officer and principal financial officer. The purpose of the Code of Business Conduct is to promote, among other things, honest and ethical conduct, full, fair, accurate, timely, and understandable disclosure in public communications and reports and documents that we file with, or submit to, the SEC, compliance with applicable governmental laws, rules and regulations, accountability for adherence to the code and the reporting of violations thereof. The Board adopted an amended Code of Business Conduct as of September 7, 2023, which is available on our website. If we make certain amendments to these documents (other than technical administrative or other non-substantive amendments), or grant certain waivers, including an implicit waiver, from a provision thereof to our chief executive officer, chief financial officer, chief operating officer, chief accounting officer or controller (or persons performing similar functions), we will disclose the nature of such amendment or waiver, its effective date and to whom it applies on our website or in a Current Report on Form 8-K filed with the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this proxy statement.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information with respect to the beneficial ownership of our common stock as of April 22, 2026 by:
•
each person, or group of affiliated persons, known by us to beneficially own more than 5% of the outstanding shares of any class of our common stock;

•
each of our directors, director nominees and named executive officers individually; and

•
all of our directors, director nominees and executive officers as a group.

•
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to equity awards or other rights held by such person that are currently exercisable or will become exercisable within 60 days after April 22, 2026 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. As of April 22, 2026, there were 244,418,126 shares of our Class A common stock and 597,768,015 shares of our Class B common stock outstanding. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner	Class A		Class B		% of Total Voting Power
	Shares	% of Class	Shares	% of Class
5% Stockholders
Intel Corporation(1)	50,000,000	20.5%	597,768,015	100%	96.9%
Named Executive Officers, Directors and Director Nominees(3)
Amnon Shashua(2)	17,779,501	7.3%	—	—	—
Saf Yeboah-Amankwah	48,459	*	—	—	—
Moran Shemesh Rojansky	75,068	*	—	—	—
Shai Shalev-Shwartz	6,162,905	2.5%	—	—	—
Nimrod Nehushtan	141,321	*	—	—	—
Boaz Ouriel	62,521	*	—	—	—
Patrick Bombach	12,250	*	—	—	—
Naga Chandrasekaran	—	—	—	—	—
Elaine Chao	19,769	*	—	—	—
Eyal Desheh	37,328	*	—	—	—
Claire McCaskill	96,147	*	—	—	—
Frank D. Yeary	54,828	*	—	—	—
David Zinsner	2,500	*	—	—	—
All executive officers, directors, and director nominees as a group (13 persons)	24,492,597	10.0%	—	—	—

*
Less than one percent.

(1)
Includes 597,768,015shares of our Class B common stock and 50,000,000 shares of our Class A common stock held directly by Intel Overseas Funding Corporation. Intel Corporation has dispositive voting and investment power over and therefore beneficial ownership of the shares held by Intel Overseas Funding Corporation. The principal business address of each of Intel Corporation and Intel Overseas Funding Corporation is 2200 Mission College Blvd. Santa Clara, CA 95052.

(2)
Based on a Schedule 13D filed by Prof. Shashua with the SEC on February 10, 2026 to report beneficial ownership of 17,779,501 shares of our Class A common stock. Prof. Shashua has sole voting power and sole dispositive power with respect to 17,779,501 shares.

(3)
Unless otherwise indicated, the principal business address of each person is c/o Mobileye Global Inc., Har Hotzvim, 1 Shlomo Momo HaLevi Street, Jerusalem 9777015, Israel.

AUDIT COMMITTEE MATTERS
Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
PROPOSAL 2	Ratification of Selection of Independent Registered Public Accounting Firm	Recommendation of the Board

The Audit Committee evaluates the selection of independent auditors each year and has selected Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited (“PwC”) as our independent registered public accounting firm and PCAOB auditor for the current year. PwC has served in this role since 2022. Representatives of PwC attended all regular meetings of the Audit Committee in 2025 except those meetings subject to attorney-client privilege.
Independence of PwC
In order to ensure continued auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of our independent registered public accounting firm. The Audit Committee has established, and monitors, limits on the amount of non-audit services that Mobileye may obtain from PwC. Under the auditor independence rules, PwC reviews its independence each year and delivers to the Audit Committee a letter addressing matters prescribed under those rules.
Regular Rotation of Primary Engagement Partner
The Audit Committee is involved in considering the selection of PwC’s primary engagement partner when there is a rotation, which is typically every five years.
Pre-Approval Policies
The Audit Committee pre-approves and reviews audit and non-audit services performed by PwC, as well as the fees charged by PwC for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence.

The Board recommends that you vote “FOR” the ratification of the selection of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited (“PwC”) as our independent registered public accounting firm for fiscal year 2026.
•
Robust independence controls and objectivity; high audit quality; and reasonable fees

•
Deep company-industry knowledge, experience, and expertise

•
Audit Committee annually evaluates PwC and determined that PwC’s retention continues to be in the best interests of Mobileye and its stockholders

Why We Are Asking Stockholders to Ratify Our Selection of PwC
As a matter of good corporate governance, the Board submits the selection of the independent audit firm to our stockholders for ratification. If the selection of PwC is not ratified by a majority of the total number of votes of the Company’s shares of common stock (voting as a single class) present at the annual meeting or represented by proxy and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that vote result. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time during the year if the committee determines that such a change would be appropriate.

PwC Expected to Attend Annual Meeting
We expect that a representative of PwC will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.
PwC’s Fees for 2025 and 2024
The following table shows the fees billed by PwC for audit services provided for, and other services provided in, fiscal years 2025 and 2024.
	2025 ($)	2024 ($)
Audit Fees(1)	2,037,000	1,615,594
Audit-Related Fees(2)	308,000	307,000
Tax Fees(3)	303,960	191,998
All Other Fees(4)	2,100	2,000
Total	2,651,060	2,116,592

(1)
Audit fees were primarily for professional services rendered for audits of our financial statements, review of interim financial statements and services that were provided in connection with regulatory filings or engagements.

(2)
Audit related fees for 2025 and 2024 were primarily for local statutory audits of financial statements. These fees also include services such as financial due diligence and other audit engagements not directly related to the consolidated financial statements

(3)
Tax fees for PwC for 2025 and 2024 were primarily for professional services rendered for tax compliance, tax advice and tax planning.

(4)
All other fees for 2025 and 2024 were primarily annual software license fees.

The Audit Committee or delegate thereof pre-approves the scope of the audit, audit-related and tax services provided by our independent registered public accounting firm, as well as all associated fees and terms. The Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance and independence, and presents its conclusions to the full Board on at least an annual basis.
All of the services provided by PwC, and fees for such services, were pre-approved by the Audit Committee in accordance with these standards.

Report of the Audit Committee
The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.
The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2025 with management and Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited (“PwC”), our independent registered public accounting firm, and management represented to the Audit Committee that Mobileye’s audited financial statements were prepared in accordance with US generally accepted accounting principles. The Audit Committee has discussed with PwC, and PwC represented that its presentations to the Audit Committee included, the matters required to be discussed with the independent registered public accounting firm by applicable PCAOB and SEC rules.
PwC has provided the Audit Committee with the written disclosures and the letter required by the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent audit firm and management that firm’s independence.
In reliance on these reviews and discussions, and the reports of PwC, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in Mobileye’s 2025 Annual Report on Form 10-K for the year ended December 27, 2025.
Audit Committee
Eyal Desheh, Chair
Claire C. McCaskill
Frank D. Yeary

LISTED OFFICER COMPENSATION MATTERS
Proposal 3: Advisory Vote on Executive Compensation
PROPOSAL 3	Advisory Vote on Executive Compensation	Recommendation of the Board

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires us to provide an advisory stockholder vote to approve the compensation of our named executive officers (“NEOs”), as such compensation is disclosed pursuant to the disclosure rules of the Securities and Exchange Commission. Accordingly, we are providing our stockholders with the opportunity to cast an advisory vote on the fiscal 2025 compensation of our NEOs as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures (the “Say-on-Pay Vote”).
Stockholders are being asked to vote on the following resolution:
“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure is hereby APPROVED.”
Our compensation program is designed to attract, motivate, and retain top talent and drive long-term value. We seek to achieve these objectives through our use of the following compensation initiatives:
•
Provide competitive compensation opportunities in order to attract and retain talented, high performing and experienced executive officers, whose knowledge, skills and performance are critical to our success;

•
Motivate our executive officers to achieve our business and financial objectives;

•
Align the interests of our executive officers with those of our stockholders and our own corporate goals and objectives by tying a meaningful portion of compensation directly to the long-term value and growth of our business; and

•
Conform compensation and governance with regular review of external market best practices.

This vote is not intended to address any specific item of compensation, but rather the overall compensation principles and practices and the fiscal 2025 compensation of our NEOs.
The Board Recommends a Vote “FOR” this Proposal.

Although, as an advisory vote, this proposal is not binding upon the Company or the Board, the Compensation Committee, which is responsible for making decisions regarding the amount and form of compensation paid to our executive officers, will carefully consider the stockholder vote on this matter, along with all other expressions of stockholder views it receives on specific policies and desirable actions.
To help ensure that all stockholder views are well understood by the board, we also encourage stockholders to use any of a number of direct communication mechanisms to effectively raise specific issues or concerns with regard to our executive compensation principles and practices.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis section describes our compensation approach and programs for our NEOs, which include our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers for the year ended December 27, 2025. Except as otherwise indicated, the information in this section relates to the compensation of our NEOs, and the principles underlying our executive compensation policies, in respect of fiscal year 2025. Our NEOs for the year ended December 27, 2025 were as follows:
•
Prof. Amnon Shashua, Chief Executive Officer;

•
Ms. Moran Shemesh Rojansky, Chief Financial Officer;

•
Prof. Shai Shalev-Shwartz, Chief Technology Officer;

•
Mr. Nimrod Nehushtan, Executive Vice President Business Development & Strategy; and

•
Mr. Boaz Ouriel, Executive Vice President, EPG Software.

The following discussion relates to the compensation of our NEOs whose compensation is disclosed below in the “Fiscal Year 2025 Summary Compensation Table.”
Overview
The primary objective of our executive compensation program is to attract, motivate and retain top talent and drive long-term value. We seek to achieve these objectives through our use of the following compensation initiatives:
•
provide competitive, straightforward compensation opportunities in order to attract and retain talented, high performing and experienced executive officers, whose knowledge, skills and performance are critical to our success;

•
motivate our executive officers to achieve our business and financial objectives; and

•
align the interests of our executive officers with those of our stockholders and our own corporate goals and objectives by tying a meaningful portion of compensation directly to the long-term value and growth of our business.

We will continue to evaluate our philosophy and compensation program as circumstances require and we plan to continue reviewing compensation on an annual basis. As part of this review process, we expect to be guided by the philosophy and objectives outlined above, as well as other factors that become relevant to us as a publicly traded company.
Stockholder Engagement and Say-on-Pay Vote
We are committed to open and ongoing communication with our stockholders, including with respect to executive compensation and corporate governance matters. At last year’s annual meeting, our stockholders approved, on an advisory basis, the 2024 compensation of our NEOs by over 99% of the votes cast. The Compensation Committee has carefully considered the results of the advisory vote and believes that those results validate our philosophy and compensation program.
Principal Elements of Compensation
The compensation of our NEOs consists of two primary elements: (i) Base Salary (as defined below) and (ii) equity compensation. Beyond providing fixed compensation through a base salary, our model focuses on equity compensation as the key element of total compensation. A meaningful portion of executive pay is tied directly to stockholder outcomes and value creation through annual grants of restricted stock units (“RSUs”). We believe awarding RSUs provides a simple, straightforward approach to tying executives’

compensation to our successful business outcomes. As such, annual cash bonuses, perquisites, personal benefits and other compensation elements are not significant elements of the Company’s current compensation program.
Base Salaries.   We provide fixed compensation which includes both salary and a global overtime component for our executive officers, including our NEOs (the “Base Salary”). Adjustments to Base Salaries are expected to be determined annually and Base Salaries may be increased based on the NEO’s performance, as well as to maintain market competitiveness. Additionally, Base Salaries can be adjusted as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive officer’s role or responsibilities.
Equity Compensation.   Equity based compensation is provided to our NEOs to align their interests with those of our stockholders and is a significant component of our compensation program. Annual equity awards are generally made through time-based restricted stock units. Long-term incentives sizes are based on talent assessment, level of contribution and performance.
Other Cash Compensation.   We do not currently provide our NEOs with annual cash incentives or other regular cash bonuses or sales commissions.
For a detailed discussion of each element of our compensation program, please refer to “— 2025 Executive Compensation Discussion”.
Determination of Compensation
During fiscal year 2025, the appropriate levels of annual Base Salary and equity compensation were subject to the approval of the Compensation Committee of our Board. Such determinations considered each NEO’s experience and role as well as the compensation practices of similar companies in our industry and the geographic markets in which our NEOs are located.
Our Compensation Committee is responsible for, or assists our Board in, fulfilling its governance and supervisory responsibilities, and overseeing our human resources, succession planning, and compensation policies, processes and practices. Our Compensation Committee is also responsible for ensuring that our compensation policies and practices appropriately balance risk and reward consistent with our risk profile and do not encourage excessive risk-taking behavior by our executive officers, including our NEOs.
The Compensation Committee is subject to a written charter, adopted by our Board, setting out the Compensation Committee’s responsibilities for administering our compensation programs and, as applicable, reviewing and making recommendations to our Board concerning the level and nature of the compensation payable to our directors and officers. The Compensation Committee’s oversight also includes reviewing compensation objectives, evaluating performance, and ensuring that total compensation paid to executive officers, including our NEOs, is reasonable, and consistent with the objectives and philosophy of our compensation program. Following the Compensation Committee’s recommendation, the Board approved minor amendments to the Compensation Committee’s charter on March 19, 2026 to clarify the Compensation Committee’s authority to engage independent advisors.
For the year ended December 27, 2025, the Compensation Committee engaged a compensation consultant (as described below) to provide support in the review and assessment of our executive compensation program.
Role of Compensation Consultant
For the year ended December 27, 2025, the Compensation Committee engaged Compensation Advisory Partners (“CAP”) as its independent compensation consultant to provide the Compensation Committee information, analysis and other advice in assessing executive officer and director compensation. During 2025, CAP provided various services, including the following:
•
Preparing analyses, recommendations, and other support to inform the Compensation Committee’s decisions related to executive and director compensation;

•
Providing updates on market trends and the regulatory environment as they relate to executive and director compensation;

•
Reviewing and commenting on management proposals presented to the Compensation Committee;

•
Reviewing market benchmarks, and providing recommendations and other support to inform the Compensation Committee’s discussions and decisions;

•
Comparing the compensation of Company executives to a peer group of companies; and

•
Support on other matters, as requested and approved by the Committee Chair, throughout the fiscal year.

CAP reported directly to the Compensation Committee and interacted with management at the Compensation Committee’s direction. CAP did not perform work for Mobileye in 2025 except under its engagement by the Compensation Committee. The Compensation Committee assessed CAP under factors set forth by the SEC and Nasdaq, determined that CAP was independent, and concluded that no conflict of interest exists that would prevent CAP from providing independent advice to the committee. CAP did not perform other services for Mobileye without the consent of the chair of the Compensation Committee (the “Chair”). CAP met with the Chair and the Compensation Committee outside the presence of management on a regular basis. In addition, CAP generally participated in Compensation Committee meetings, preparatory meetings and, when requested by the Chair, executive sessions at Compensation Committee meetings. While CAP has made recommendations on the form and amount of compensation, the Compensation Committee or the Board make all decisions regarding the compensation of our named executive officers. Beginning in January 2026, the Compensation Committee engaged Pay Governance LLC as its independent compensation consultant for the fiscal year ending December 26, 2026.
Compensation Peer Group
To assist the Compensation Committee in its review of executive compensation, the Compensation Committee in early 2024 approved a compensation benchmarking peer group that was developed by CAP, considering input from Compensation Committee members and the Company’s Human Resources Department. After consulting with management and based on CAP’s recommendation, the Compensation Committee determined the existing peer group remained appropriate for the fiscal year ended December 27, 2025. While we do not target pay levels at a specific market position, the Compensation Committee used this data as a reference point to compare the compensation — pay levels and pay program — of our NEOs to that of the individuals holding comparable positions at the companies in the peer group.
Our compensation peer group (the “2025 Peer Group”) consisted of the same 17 companies in the 2024 compensation peer group.
The table below shows information for our 2025 Peer Group:
Peer Group (Ticker)	Reported Fiscal Year	Revenue(1)	Market Capitalization(1)(2)
ANSYS, Inc. (ANSS)(3)	12/31/2024	$2,545	$33,000
Aspen Technology, Inc. (AZPN)(4)	6/30/2024	$1,127	$15,789
Bentley Systems, Incorporated (BSY)	12/31/2025	$1,353	$11,660
Check Point Software Tech Ltd. (CHKP)	12/31/2025	$2,565	$19,594
Cloudflare, Inc. (NET)	12/31/2025	$2,168	$69,393
Datadog, Inc. (DDOG)	12/31/2025	$3,427	$47,947
Dynatrace, Inc. (DT)	3/31/2025	$1,699	$12,988
HubSpot, Inc. (HUBS)	12/31/2025	$3,100	$21,165
MongoDB, Inc. (MDB)	1/31/2026	$2,464	$33,730
NICE Ltd. (NICE)	12/31/2025	$2,945	$6,831
Nutanix, Inc. (NTNX)	7/31/2025	$2,538	$13,894

Peer Group (Ticker)	Reported Fiscal Year	Revenue(1)	Market Capitalization(1)(2)
Okta, Inc. (OKTA)	1/31/2026	$2,919	$15,295
Snowflake Inc. (SNOW)	1/31/2026	$4,700	$75,833
The Trade Desk, Inc. (TTD)	12/31/2025	$2,896	$18,068
UiPath Inc. (PATH)	1/31/2026	$1,610	$8,587
Veeva Systems Inc. (VEEV)	1/31/2026	$3,195	$36,460
Zscaler, Inc. (ZS)	7/31/2025	$2,673	$35,605
25th Percentile	—	$2,316	$13,441
50th Percentile	—	$2,725	$19,594
75th Percentile	—	$3,023	$36,033
Mobileye Global Inc.	12/27/2025	$1,894	$8,506

(1)
Rounded to the nearest million.

(2)
Market capitalization for each company in the 2025 Peer Group is calculated as of December 31, 2025.

(3)
Ansys, Inc. was acquired by Synopsis, Inc. as of July 17, 2025 and is no longer publicly traded. Accordingly, revenue reflects Ansys’s audited results for the fiscal year ended December 31, 2024, the last full fiscal year prior to the acquisition, and market capitalization reflects the company’s equity value immediately prior to completion of the acquisition.

(4)
Aspen Technology, Inc. was acquired by Emerson Electric Co. as of March 12, 2025 and is no longer publicly traded. Accordingly, revenue reflects Aspen Technology’s audited results for the fiscal year ended June 30, 2024, the last completed fiscal year prior to the acquisition, and market capitalization reflects the Company’s equity value as of December 31, 2024, consistent with the methodology used for the prior fiscal year.

Compensation Risk
The Compensation Committee considers the potential risk to the Company from its compensation programs, practices and policies, including when any potential program changes are being considered, working with representatives from the Company’s Human Resources Department as well as the Compensation Committee’s independent compensation consultant. The Compensation Committee also periodically reviews risk assessments of our compensation policies, practices and programs covering employee groups, conducted by representatives from the Company’s Human Resources Department and/or the Compensation Committee’s independent compensation consultant. Such analyses evaluate levels of risk-taking that potentially could be encouraged by our compensation arrangements, taking into account risk-mitigation features, to determine whether they are appropriate in the context of our strategy, our compensation objectives and the Company’s overall risk profile. During 2025, there were no changes to our compensation programs that would impact the Compensation Committee’s conclusion that Mobileye does not use compensation policies or practices, across employee groups, that create risks that are reasonably likely to have a material adverse effect on the Company.
Compensation-Related Governance Policies
Clawback Policy
On September 7, 2023, we adopted the Mobileye Global Inc. Compensation Recoupment Policy (the “Clawback Policy”) consistent with Nasdaq’s adoption of listing standards implementing the SEC’s clawback rule mandated by Section 954 of the Dodd-Frank Act. The Clawback Policy provides for the recoupment of certain incentive compensation from current or former executive officers in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under U.S. federal securities laws. Under this policy, each covered executive will be required to repay any cash or equity or equity-based compensation (whether deferred or current) that is granted, earned and/or vested during the preceding three-year period based wholly or in part on a financial reporting measure if the incentive compensation was based on achieving certain financial results that were later restated due to our material noncompliance with any financial reporting requirement. A copy of the Clawback Policy was filed as Exhibit 97 to our Annual Report on Form 10-K.
Securities Trading Policy
We maintain insider trading policies and procedures governing the purchase, sale, and/or other dispositions of our company’s securities by directors, officers, and employees that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, as well as Nasdaq listing standards. A copy of our Securities Trading Policy is filed as exhibit 19.1 to our Annual Report on Form 10-K for the fiscal period ended December 27, 2025.
2025 Executive Compensation Discussion
Base Salaries
Generally, initial salaries of our NEOs were established through arm’s length negotiation at the time the individual executive officer was hired. Following the determination of initial salaries, over the years we have conducted annual reviews of each NEO’s Base Salary and have adjusted as necessary to reflect individual contributions and responsibilities and to maintain market competitiveness.
In fiscal years 2025 and 2024, our NEOs received the following Base Salaries in accordance with the policies described above:
Name	2025 Base Salary ($)	2024 Base Salary ($)	Percentage Increase(1)
Prof. Amnon Shashua	837,883	725,801	0%
Moran Shemesh Rojansky	374,755	276,493	17%
Prof. Shai Shalev-Shwartz	752,335	650,082	0%
Nimrod Nehushtan	373,823	273,612	18%
Boaz Ouriel	375,687	276,493	18%

(1)
These percentage increases were calculated based on the Base Salary amounts in NIS, which is the currency that was used to pay these salaries. The amounts were converted according to the closing foreign exchange rate of U.S. dollar/NIS for December 27, 2025 at $1/NIS3.186 (the “2025 Exchange Ratio”) and for December 28, 2024 at $1/NIS3.678 (the “2024 Exchange Ratio”). No increases in Base Salaries were granted to our NEOs during fiscal year 2025, however the higher U.S. dollar amounts reflected above are attributable to (i) fluctuations in the U.S. dollar/NIS exchange rate used for conversion from the NIS-denominated Base Salaries actually paid and (ii) an increase in the Base Salaries for Ms. Shemesh Rojansky, Mr. Nehushtan and Mr. Ouriel starting in July 2024.

Other Compensation — Retirement and Welfare Benefits
Our executives generally receive benefits required under Israeli law or that are customary for senior executives in Israel, such as reimbursement of expenses, paid vacation days, sick leave, pension and/or a manager’s insurance policy, disability and Advanced Study Fund. The retirement and welfare benefit programs are a necessary element of the total compensation package to ensure a competitive position in attracting and retaining a committed workforce. Participation in these programs is not tied to performance.
•
Severance and Pension Benefits.   In general, according to the Israel Severance Pay Law 5723-1963 (the “Severance Pay Law”) upon termination of employment in circumstances entitling employees to receive severance pay, employers are obligated to pay mandatory severance, calculated based on the employee’s last monthly Base Salary multiplied by years of employment. The payment is made by releasing the amounts accrued in employees’ respective severance funds in their pension arrangement (“Accrued Severance”), and if there is a shortfall between the Accrued Severance and the mandatory severance obligation, pay such amount upon termination (“Supplement Israeli Severance Payment”, and together with the Accrued Severance — “Severance Pay”). The circumstances entitling an employee to Severance Pay include the following: termination by the employer (without cause); resignation in certain circumstances (considered deemed dismissal); death; and disability, subject to certain conditions.
•
For pension and severance purposes, the Company generally contributes a monthly amount equal to 14.83% of the employee’s Base Salary toward manager insurance/pension funds. For pension purposes, we contribute 6.5% of the employee’s Base Salary and the employee contributes 6% of their Base Salary. For severance compensation purposes, we generally contribute an amount equal to 8.33% of the employee’s Base Salary.

•
Advanced Study Fund.   We generally provide our employees, including our NEOs, with an Advanced Study Fund benefit, under which the Company contributes an amount equal to 7.5% of the employee’s gross salary and the employee contributes an amount equal to 2.5% of their gross salary, on a monthly basis. For purposes of this paragraph, “gross salary” is an amount equal to 80% of the employee’s monthly Base Salary, transportation expense reimbursement and convalescence payment. The Advanced Study Fund is a tax-advantaged savings plan.

•
Health and Welfare Plans.   Generally, benefits available to our Israel-based employees are available to all employees on the same basis, which include welfare benefits, annual vacation leave, sick leave, convalescence pay, transportation expense reimbursement, life and disability insurance and other customary or mandatory social benefits in Israel. Furthermore, Israeli employees and employers are required to pay predetermined sums to the National Insurance Institute of Israel. These amounts also include payments for national health insurance. The payments to the National Insurance Institute amount to approximately 19.77% of monthly pre-tax gross wages (up to monthly pre-tax gross wages of approximately NIS 50,695, approximately $15,912, using the 2025 Exchange Ratio), of which the employee contributes approximately 7% toward national insurance and 5.17% toward national health insurance and the employer contributes approximately 7.6% toward national insurance.

Executive Benefits and Perquisites
Lease of Automobiles.   As is customary in Israel, we lease automobiles for certain of our NEOs, including for Prof. Shalev-Shwartz, Mr. Ouriel and Ms. Shemesh Rojansky. The lease amount and the applicable taxes are deducted on a monthly basis from Mr. Ouriel’s Base Salary (NIS 4,360 per month, approximately $1,368 using the 2025 Exchange Ratio) and from Ms. Shemesh Rojansky’s Base Salary (NIS 4,225 per month, approximately $1,326 using the 2025 Exchange Ratio). However, Ms. Shemesh Rojansky returned her automobile on June 2025. Prof. Shalev-Shwartz’s automobile lease is paid for by the Company, and Prof. Shalev-Shwartz pays for the taxes incurred in connection with this benefit.
Security.   We maintain personal security for our Chief Executive Officer, Prof. Shashua, including a physical security presence at his residence. We do not consider these additional security measures to be a personal benefit for Prof. Shashua, but rather appropriate expenses for the benefit of Mobileye that are necessary to his job performance as well as his safety. In fiscal year 2025, payments for these services were NIS 1,903,119, approximately $597,338 using the 2025 Exchange Ratio.
Equity-Based Compensation
Our Compensation Committee is responsible for making recommendations for equity awards to be granted to our executive officers and making equity-based incentive awards under the Amended and Restated Mobileye Global Inc. 2022 Equity Incentive Plan (the “2022 Plan”). Equity compensation is a key component of our executive compensation program. The value ultimately realized from equity awards is directly linked to Mobileye’s stock price, which motivates our NEOs to increase shareholder value. Equity compensation also helps Mobileye attract and retain top executive talent in a competitive market. In July 2025, the Compensation Committee approved grants of Mobileye restricted stock units (the “ME RSUs”) under the 2022 Plan to our NEOs, as set forth in the “Fiscal Year 2025 Summary Compensation Table” and “Grants of Plan-Based Awards in the Year Ended December 27, 2025” table below.
No awards may be granted under the 2022 Plan after January 30, 2035, or such earlier date as the Board may determine, and no incentive stock options may be granted under the 2022 Plan after the date that is ten years from the date the 2022 Plan was approved by the Board.

Fiscal Year 2025 Summary Compensation Table
Name and Principal Position	Year	Base Salary ($)(1)	Stock Awards($)(2)	All Other Compensation ($)(3)	Total ($)
Prof. Amnon Shashua, Chief Executive Officer	2025	837,883	15,020,687	777,869	16,636,439
	2024	725,801	13,817,900	534,504	15,078,205
	2023	736,007	14,179,275	332,815	15,248,097
Moran Shemesh Rojansky(4), Chief Financial Officer	2025	374,755	1,852,871	87,748	2,315,374
	2024	276,493	1,459,614	64,152	1,800,259
	2023	214,210	1,441,430	51,777	1,707,417
Prof. Shai Shalev-Shwartz, Chief Technology Officer	2025	752,335	9,882,026	102,332	10,736,693
	2024	650,082	9,730,928	16,335	10,397,345
	2023	659,495	9,985,404	13,321	10,658,220
Nimrod Nehushtan, Executive Vice President, Business Development & Strategy	2025	373,823	1,852,871	83,709	2,310,403
	2024	273,612	1,459,614	61,808	1,795,034
	2023	220,844	1,497,776	52,465	1,771,085
Boaz Ouriel(4), Executive Vice President, EPG Software	2025	375,687	1,852,871	94,518	2,323,076
	2024	276,493	1,459,614	71,627	1,807,734

(1)
Base Salary paid in NIS. The amounts were converted according to the 2025 Exchange Ratio, 2024 Exchange Ratio and the 2023 Exchange Ratio (the closing foreign exchange rate of U.S. dollar/NIS for December 30, 2023, at $1/NIS 3.627(“2023 Exchange Ratio”)).

(2)
All awards granted in fiscal years 2023, 2024 and 2025 are ME RSUs. The amounts reported reflect the aggregate grant date fair value of each stock award computed in accordance with FASB ASC Topic 718 or under the assumptions noted. For information regarding the assumptions used in determining the fair value of an award shown for 2025 in this column, please refer to note 6 in the consolidated financial statements included in the Annual Report on Form 10-K for fiscal year ended December 27, 2025.

(3)
Amounts reported in this column include benefits and perquisites, including those mandated by Israeli law. The amounts were converted according to the 2025 Exchange Ratio, the 2024 Exchange Ratio and the 2023 Exchange Ratio. Specifically, the amounts for 2025 include: (i) for Prof. Shashua, Ms. Shemesh Rojansky, Prof. Shalev-Shwartz, and Messrs. Nehushtan and Ouriel, contributions made by the Company towards pension and severance funds in the amount of $124,960, $55,116, $59,505, $55,878 and $53,267, respectively; (ii) for Prof. Shashua, Ms. Shemesh Rojansky, Prof. Shalev-Shwartz and Messrs. Nehushtan and Ouriel, Advanced Study Fund contributions of $50,268, $22,156, $22,601, $22,594 and $21,630, respectively; (iii) for Profs. Shashua and Shalev-Shwartz, patent grant cash awards of $657 and $2,130, respectively; (iv) for Prof. Shashua, payments for personal security services of $597,338; (v) for Mr. Ouriel, payments for an automobile allowance of $13,748; (vi) for Prof. Shalev-Shwartz an automobile benefit value of $14,782; and (vii) for all NEOs, other miscellaneous benefits.

(4)
Ms. Shemesh Rojansky was appointed Interim Chief Financial Officer of the Company as of June 26, 2023, and became an executive officer as of such date. Ms. Shemesh Rojansky was subsequently appointed Chief Financial Officer effective as of September 11, 2023. Mr. Ouriel became an executive officer as of October 29, 2024.

Grants of Plan-Based Awards in the Year Ended December 27, 2025
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value or Stock and Option Awards(1)
Prof. Amnon Shashua, Chief Executive Officer	July 10, 2025	901,061	$15,020,687
Moran Shemesh Rojansky, Chief Financial Officer	July 10, 2025	111,150	$1,852,871
Prof. Shai Shalev-Shwartz, Chief Technology Officer	July 10, 2025	592,803	$9,882,026
Nimrod Nehushtan, Executive Vice President, Business Development & Strategy	July 10, 2025	111,150	$1,852,871
Boaz Ouriel, Executive Vice President, EPG	July 10, 2025	111,150	$1,852,871

(1)
The amounts reported reflect the aggregate grant date fair value of each stock award computed in accordance with FASB ASC Topic 718 or under the assumptions noted. For information regarding the assumptions used in determining the fair value of an award shown in this column, please refer to note 6 in the consolidated financial statements included in the Annual Report on Form 10-K for fiscal year 2025.

Employment and Other Agreements
We have entered into employment agreements with Prof. Shashua, Ms. Shemesh Rojansky, Prof. Shwartz, Mr. Nehushtan and Mr. Ouriel, which are summarized below. Each agreement is governed by Israeli law, provides for customary non-competition and non-solicitation provisions during the term of the agreements and for twelve months after termination of their employment for any reason (except for Prof. Shashua whose non-competition and non-solicitation provisions continue for eighteen months) and entitles each of our NEOs to severance benefits upon certain termination scenarios. For a discussion of the severance benefits payable to each NEO under their agreements, please refer to the Potential Payments Upon Termination or Change-In-Control section of this proxy statement.
Prof. Shashua
Prof. Amnon Shashua, our co-founder and Chief Executive Officer, has been with the Company since our original founding in 1999. On July 24, 2014, we entered into an amended employment agreement with Prof. Shashua, which was subsequently amended on March 17, 2017, and on June 1, 2022 (as amended, the “CEO Agreement”). The CEO Agreement sets forth Prof. Shashua’s Base Salary and eligibility to receive annual equity grants. In addition, as described in the “Other Compensation — Retirement and Welfare Benefit” section, Prof. Shashua is eligible to additional benefits, and as reflected in the “All Other Compensation” column of the Fiscal Year 2025 Summary Compensation Table above, the Company contributes amounts on behalf of Prof. Shashua towards: (i) pension benefits; (ii) severance benefits; (iii) Advance Study Funds; (iv) up to 0.55% of the Base Salary towards disability insurance; and (v) personal security services payments, and also pays (vi) patent grant cash awards directly to Prof. Shashua.
Ms. Shemesh Rojansky
Ms. Moran Shemesh Rojansky, our Chief Financial Officer, joined the Company on July 3, 2016. The employment agreement with Ms. Shemesh Rojansky, effective as of such date (the “CFO Agreement”), sets forth her monthly Base Salary. Additionally, as described in the “Other Compensation — Retirement and Welfare Benefit” section, Ms. Shemesh Rojansky is eligible for additional benefits, and, as reflected in the “All Other Compensation” column of the “Fiscal Year 2025 Summary Compensation” Table above, the Company contributes amounts towards: (i) pension benefits; (ii) severance benefits; (iii) Advance Study Funds; and (iv) up to 0.55% of the Base Salary towards disability insurance, in each case on behalf of Ms. Shemesh Rojansky. The Company and Ms. Shemesh Rojansky may terminate the CFO Agreement for any reason by providing thirty days’ prior written notice or pay in lieu of notice.
Prof. Shalev-Shwartz
Prof. Shai Shalev-Shwartz, our Chief Technology Officer, joined the Company on August 2, 2010. The employment agreement with Prof. Shalev-Shwartz, effective as of such date (the “CTO Agreement”), sets forth his monthly Base Salary. Additionally, as described in the “Other Compensation — Retirement and Welfare Benefit” section, Prof. Shalev-Shwartz is eligible for additional benefits, and, as reflected in the “All Other Compensation” column of the “Fiscal Year 2025 Summary Compensation” Table above, the Company contributes amounts on behalf of Prof. Shalev-Shwartz towards: (i) pension benefits; (ii) severance benefits; and (iii) Advance Study Funds, and also pays (iv) patent grant cash awards directly to Prof. Shalev-Shwartz. The Company and Prof. Shalev-Shwartz may terminate the CTO Agreement for any reason by providing thirty days’ prior written notice or pay in lieu of notice.
Mr. Nehushtan
Mr. Nimrod Nehushtan, our Executive Vice President Business Development & Strategy joined the Company on February 5, 2017. The employment agreement with Mr. Nehushtan, effective as of such date (the “Nehushtan Agreement”), sets forth his monthly Base Salary. Additionally, as described in the “Other Compensation — Retirement and Welfare Benefit” section, Mr. Nehushtan is eligible for additional benefits, and, as reflected in the “All Other Compensation” column of the “Fiscal Year 2025 Summary Compensation” Table above, the Company contributes amounts towards: (i) pension benefits; (ii) severance benefits; (iii) Advance Study Funds; and (iv) up to 0.55% of the Base Salary towards disability insurance, in each case on behalf of Mr. Nehushtan. The Company and Mr. Nehushtan may terminate the Nehushtan Agreement for any reason by providing thirty days’ prior written notice or pay in lieu of notice.
Mr. Ouriel
Mr. Boaz Ouriel, our Executive Vice President, EPG Software joined the Company on April 1, 2022. Prior to joining the Company as an employee, Mr. Ouriel was seconded to Mobileye from Intel Corporation. The employment agreement with Mr. Ouriel, effective as of such date (the “Ouriel Agreement”), sets forth his monthly Base Salary. Additionally, as described in the “Other Compensation — Retirement and Welfare Benefit” section, Mr. Ouriel is eligible for additional benefits, and, as reflected in the “All Other Compensation” column of the Fiscal Year 2025 Summary Compensation Table above, the Company contributes amounts towards: (i) pension benefits; (ii) severance benefits; and (iii) Advance Study Funds, in each case on behalf of Mr. Ouriel. The Company and Mr. Ouriel may terminate the Ouriel Agreement for any reason by providing thirty days’ prior written notice or pay in lieu of notice.
Pension Benefits; Nonqualified Deferred Compensation
The Company does not maintain a nonqualified deferred compensation plan for the benefit of the NEOs and none of the NEOs participate in a defined benefit pension plan maintained by the Company.

Outstanding Equity Awards at Fiscal Year-End Table
			Stock Awards
Name	Date of Grant	INTC / MBLY Stock	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Prof. Amnon Shashua, Chief Executive Officer	10/26/2022	MBLY	1,428,571(3)	10.42	14,885,710
	7/10/2023	MBLY	105,188(4)	10.42	1,096,059
	7/10/2024	MBLY	309,935(5)	10.42	3,229,523
	7/10/2025	MBLY	901,061(6)	10.42	9,389,056
Moran Shemesh Rojansky, Chief Financial Officer	7/10/2023	MBLY	4,445(4)	10.42	46,317
	10/31/2023	MBLY	7,085(7)	10.42	73,826
	7/10/2024	MBLY	32,739(5)	10.42	341,140
	7/10/2025	MBLY	111,150(6)	10.42	1,158,183
Prof. Shai Shalev-Shwartz, Chief Technology Officer	7/10/2023	MBLY	74,076(4)	10.42	771,872
	7/10/2024	MBLY	218,264(5)	10.42	2,274,311
	7/10/2025	MBLY	592,803(6)	10.42	6,177,007
Nimrod Nehushtan, Executive Vice President Business Development & Strategy	7/10/2023	MBLY	11,112(4)	10.42	115,787
	7/10/2024	MBLY	32,739(5)	10.42	341,140
	7/10/2025	MBLY	111,150(6)	10.42	1,158,183
Mr. Boaz Ouriel, Executive Vice President, EPG Software	7/10/2023	MBLY	12,593(8)	10.42	131,219
	7/10/2024	MBLY	32,739(5)	10.42	341,140
	7/10/2025	MBLY	111,150(6)	10.42	1,158,183

(1)
Represents RSUs granted under the Intel Corporation 2006 Equity Incentive Plan (the “Intel Plan”) (such RSUs, the “Intel RSUs”) and ME RSUs. Such Intel RSUs vest in annual installments over four years and such ME RSUs vest in annual installments over three years, in each case subject to continued employment. Any unvested Intel RSUs held by our NEOs vested during fiscal year 2025.

(2)
Determined with reference to $10.42, the closing price of a share of Mobileye common stock on the last trading day before December 27, 2025.

(3)
This ME RSU award vests in two equal installments on October 26, 2026 and October 26, 2027.

(4)
This ME RSU award vests 40% on July 10, 2024, 30% on July 10, 2025, and 30% on July 10, 2026.

(5)
This ME RSU award vests 40% on July 10, 2025, 30% on July 10, 2026, and 30% on July 10, 2027.

(6)
This ME RSU award vests 40% on July 10, 2026, 30% on July 10, 2027 and 30% on July 10, 2028.

(7)
This ME RSU award vests 40% on October 31, 2024, 30% on October 31, 2025, and 30% on October 31, 2026.

(8)
This ME RSU award vests 33% on July 10, 2024, 33% on July 10, 2025, and 34% on July 10, 2026.

Stock Vested Table*
		Stock Awards
Name	INTC / MBLY Stock	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Prof. Amnon Shashua, Chief Executive Officer	MBLY	311,809	5,197,856
Moran Shemesh Rojansky, Chief Financial Officer	MBLY	40,555	663,862
Prof. Shai Shalev-Shwartz, Chief Technology Officer	MBLY	362,442	6,294,765
Nimrod Nehushtan, Executive Vice President, Business Development & Strategy	MBLY	64,751	1,135,710
Boaz Ouriel, Executive Vice President, EPG Software	INTC	1,664	62,929
	MBLY	62,521	1,092,622

*
All vested RSUs are Intel RSUs and ME RSUs. None of the NEOs currently hold any Mobileye or Intel options.

(1)
The “value realized on vesting” is the market value on the date of release of the applicable shares multiplied by the number of shares that vested. For shares of Intel stock, the market value is the average of high and low price of a share of Intel common stock on Nasdaq. For shares of Mobileye stock, the market value is the closing price of Mobileye Class A common stock on the Nasdaq.

Potential Payments Upon Termination or Change-In-Control
Our NEOs may receive certain payments or benefits upon termination pursuant to Israeli law, their employment agreements (as described in the “Employment and Other Agreements” section above) and their equity award agreements under the 2022 Plan. Israeli law, the NEO’s employment agreements and the aforementioned equity award agreements provide for certain payments and benefits to our NEOs in connection with the following scenarios:
•
Termination without Cause.   Upon a termination without Cause (as defined in the CEO Agreement), the CEO shall receive (i) his Base Salary and all other benefits and entitlements under the CEO Agreement, as set forth in the “All Other Compensation” column of the Fiscal Year 2025 Summary Compensation Table (excluding payments for security services), but payable under these termination circumstances, for a period of 2-months following the date of termination, (ii) the Supplement Israeli Severance Payment (as part of the Severance Pay), (iii) accelerated vesting for 100% of all unvested stock options and RSUs awarded under the 2022 Plan, and (iv) the value of accrued but unused vacation days. Each other NEO (i.e., excluding the CEO) in the event of a termination “without cause” under applicable Israeli law shall be entitled to the Supplement Israeli Severance Payment (as part of the Severance Pay) and shall receive the value of accrued but unused vacation days (see “Other Compensation — Retirement and Welfare Benefits”).

•
Resignation.   Upon a resignation that does not qualify as a Deemed Dismissal under the CEO Agreement or a deemed dismissal under applicable Israeli law, each NEO shall receive only the value of accrued but unused vacation days.

•
Death or Disablement.   Upon death or Disablement (as defined in the aforementioned equity award agreements or the relevant employment agreement, as applicable), each NEO (or their survivor) shall receive (i) accelerated vesting for 100% of all unvested RSUs, (ii) the ability to exercise any unexercised option, whether vested on or prior to the date of termination, at any time prior to 365 days from the later of the date of termination or until the expiration of the option, if earlier, and (iii) the value of accrued but unused vacation days. In addition, each NEO shall also receive the Supplement Israeli Severance Payment (as part of the Severance Pay), subject to the Severance Pay Law.

•
Deemed Dismissal.   In the case of our CEO only, if the CEO is terminated in circumstances that qualify as Deemed Dismissal (as defined in the CEO Agreement), the CEO shall receive (i) his Base Salary and all other benefits and entitlements under the CEO Agreement, as set forth in the “All Other Compensation” column of the Fiscal Year 2025 Summary Compensation Table (excluding payments for security services), but payable under these termination circumstances, for a period of 2-months following the date of termination, (ii) Supplement Israeli Severance Payment (as part of the Severance Pay), (iii) accelerated vesting for 100% of all unvested stock options and RSUs awarded under the 2022 Plan, and (iv) the value of accrued but unused vacation days. Each other NEO (i.e., excluding the CEO) in the event of a “deemed dismissal”, shall be entitled to the Supplement Israeli Severance Payment (as part of the Severance Pay) and shall receive the value of accrued but unused vacation days (see “Other Compensation — Retirement and Welfare Benefits”).

•
Termination as a result of Change in Control (CEO only).   In the case of the CEO, if the termination happens as a result of Change in Control (as defined in the CEO Agreement), the CEO will receive his (i) Base Salary and all other benefits and entitlements under the CEO Agreement, as set forth in the “All Other Compensation” column of the Fiscal Year 2025 Summary Compensation Table (excluding payments for security services), but payable under these termination circumstances, for a period of 12-months following the date of termination, (ii) the Supplement Israeli Severance Payment (as part of the Severance Pay), (iii) accelerated vesting for 100% of all unvested stock options and RSUs awarded under the 2022 Plan, and (iv) the value of accrued but unused vacation days.

In addition to the Severance Pay, upon termination, our NEOs are entitled by Israeli law to thirty days’ prior written notice, with payment of such individual’s Base Salary and all Other Compensation (see “Fiscal Year 2025 Summary Compensation Table”) during such period (alternatively, the Company may elect to terminate the employment to such employee without any such notice period by paying in lieu of prior notice an amount equal to such employee’s Base Salary for the required period). Notwithstanding the foregoing, Israeli law provides that the Company may terminate employment without providing this notice period (or paying an amount equal to such employee’s Base Salary during this period) and without payment of Severance Pay (in full or in part) in case of termination due to cause.
The table below quantifies certain compensation and benefits that would have become payable to our NEOs had their employment terminated on the last business day of the Company’s fiscal year ending on December 27, 2025, as a result of each of the termination scenarios set forth in the table and discussed above. Salary components were calculated based on a full month ending on the last day of the month (December 31, 2025). Acceleration components, where applicable, are derived from the data presented in the “Outstanding Equity Awards at Fiscal Year-End”.
Termination Scenario Named Executive Officer	Termination without Cause(1)	Resignation	Death or Disablement(1)	Deemed Dismissal(1)	Termination as a result of Change in Control (CEO only)(1)
Prof. Amnon Shashua	30,991,686	1,152,089	30,821,950	30,991,686	31,840,364
Moran Shemesh Rojansky	165,181	72,039	1,784,647	165,181	N/A
Prof. Shai Shalev-Shwartz	1,233,096	576,152	10,456,286	1,233,096	N/A
Nimrod Nehushtan	209,953	114,296	1,825,063	209,953	N/A
Boaz Ouriel	67,993	56,191	1,698,535	67,993	N/A

(1)
In addition to the amounts reported in these columns above, our NEOs would also each receive the amounts accumulated in their severance funds as discussed in the “Other Compensation — Retirement and Welfare Benefits” section, except in circumstances that the Severance Pay Law permits the employer to terminate the employment of the employee without paying severance amounts.

Pay versus Performance
As required by Item 402(v) of Regulation S-K, set forth below are certain disclosures related to executive compensation and Company performance. For a discussion of the Company’s executive compensation policies and programs and an explanation of how executive compensation decisions are made, please refer to the Compensation Discussion and Analysis section of this proxy statement.
The table below is required to include, for 2025, “compensation actually paid” to the CEO and the average compensation actually paid for non-CEO named executive officers. Compensation actually paid represents a calculation of compensation that differs significantly from the 2025 summary compensation table calculation of compensation, as well as the way in which the Company views annual compensation decisions, as discussed in the Compensation Discussion and Analysis section of this proxy statement. The below table also provides information on the Company’s cumulative TSR, the cumulative TSR of our peer group and net income attributable to the Company. The Company does not use any financial performance measures to link executive compensation actually paid to Company performance, and as permitted by the SEC, is not required to disclose either a “company-selected measure” or such company-selected measure’s relationship to executive compensation actually paid.
Year	Summary Compensation Table Total for CEO(1)	“Compensation Actually Paid” to CEO(3)	Average Summary Compensation Table Total for Non-CEO NEOs(2)	Average “Compensation Actually Paid” to Non-CEO NEOs(3)	Value of Initial Fixed $100 Investment Based On:
					Total TSR(4)	PHLX Semiconductor Sector Index (SOX) Total TSR	Net Income (Loss) (millions)
2025	$16,636,439	$30,216,099	$4,421,387	$4,083,304	$35.97	$302.88	$(392)
2024	$15,078,205	$44,435,030	$3,950,093	$5,218,571	$69.14	$215.32	$(3,090)(5)
2023	$15,248,097	$86,931,357	$3,254,550	$8,063,657	$149.53	$175.44	$(27)
2022	$45,219,678	$74,812,620	$4,760,015	$8,403,979	$121.02	$106.65	$(82)

(1)
Prof. Amnon Shashua, in his capacity as CEO, is the Company’s principal executive officer for 2025. Compensation for our CEO reflects the amounts reported in the summary compensation table.

(2)
The remaining non-CEO named executive officers for 2025 are: Moran Shemesh Rojansky, Chief Financial Officer; Prof. Shai Shalev-Shwartz, Chief Technology Officer; Nimrod Nehushtan Executive Vice President, Business Development & Strategy; and Boaz Ouriel, Executive Vice President EPG Software. Compensation for our non-CEO named executive officers reflects the average of amounts reported in the summary compensation table.

(3)
Reflects the value of equity awards (RSUs) calculated in accordance with the SEC methodology for determining “compensation actually paid”. Pursuant to SEC rules, the PvP Table includes the change in fair value of multiple outstanding unvested equity awards for each year shown.

(4)
TSR represents cumulative TSR for the period commencing on October 26, 2022 until December 27, 2025.

(5)
The Net Income (Loss) for fiscal year ended December 28, 2024, was primarily the result of recording a $2,695 million ($2,613 million, net of tax) non-cash impairment of goodwill in the third quarter of 2024.

The Company does not use any financial performance measures to link executive compensation actually paid to Company performance, and as permitted by the SEC, is not required to disclose a “tabular list” of its most important financial performance measures.
“Compensation actually paid” compared to TSR, and net income.
TSR and net income are some indicators of the Company’s overall financial performance that may impact the value of NEOs’ total compensation; however, other factors are considered in setting NEOs’ compensation. See the Compensation Discussion and Analysis section of this proxy statement for additional information.
Our cumulative TSR for the period commencing on October 26, 2022 until December 27, 2025, as reported in the table above was -64.03%. During this same period, the cumulative TSR of the companies in our Peer Group was 202.88%.

TSR and net income are not used in the design of our executive compensation program, and changes in those measures therefore did not directly determine the amount of “compensation actually paid” to the NEOs in fiscal year 2025. However, as a significant portion of our NEO compensation is equity-based, realizable pay is influenced by stock price performance, and, as reflected in the analysis described above, compensation actually paid and stockholder return have been directionally aligned over both one-year and multi-year periods presented.
Director Compensation
The Board’s general policy is that non-employee director compensation should be a mix of cash and equity, with the majority being equity. The Compensation Committee has the primary responsibility for reviewing non-employee director compensation and considering any changes, which it does on an annual basis, considering factors such as workload and market data. The Board annually reviews the Compensation Committee’s recommendations and determines the amount of director compensation. The Compensation Committee engages its independent compensation consultant to conduct competitive assessments of director compensation program. In evaluating the 2025 non-employee director compensation program, the Compensation Committee and the Board considered both the 2025 Peer Group and broader industry data comprising of 600 US-listed public companies with revenues between $1.0 billion and $10 billion. This industry data was derived from two datasets: (i) 300 companies with revenues of $1.0-$2.5 billion, and (ii) 300 companies with revenues of $2.5-$10 billion.
The following table sets forth a summary of the compensation we paid to each non-employee member of our Board for fiscal year 2025. Other than as set forth in the table and described more fully below, during the fiscal year 2025, we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the non-employee members of our board of directors.
Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Total ($)
Safroadu Yeboah-Amankwah(3)	87,500(4)	340,146.00	427,646.00
Patrick Bombach	N/A	N/A	N/A
Naga Chandrasekaran	N/A	N/A	N/A
Elaine L. Chao	60,000	237,510.00	297,510.00
Eyal Desheh	85,000(5)	237,510.00	322,510.00
Claire C. McCaskill	85,000(6)	237,510.00	322,510.00
Frank D. Yeary	60,000	237,510.00	297,510.00
David Zinsner	N/A	N/A	N/A
Christine Pambianchi(7)	N/A	N/A	N/A
Christoph Schell(8)	N/A	N/A	N/A

(1)
The amounts reported in this column represent the aggregate dollar amount of all fees earned or paid in cash to each non-employee director in fiscal year 2025 for their service as a director, including any annual retainer fees, committee and/or chair fees. All cash fees were paid in quarterly installments.

(2)
The amounts reported reflect the aggregate grant date fair value of each stock award computed in accordance with FASB ASC Topic 718 or under the assumptions noted. For information regarding the assumptions used in determining the fair value of an award shown in this column, please refer to note 6 in the consolidated financial statements included in the Annual Report on Form 10-K for fiscal year 2025. The ME RSUs granted on July 10, 2025 and on December 5, 2025 in each case vest 100% on the first anniversary of their respective grant dates.

(3)
Following his resignation from Intel Corporation effective as of June 30, 2025, Mr. Yeboah-Amankwah became eligible to receive and began receiving the Company’s compensation for non-employee directors, including cash compensation pro rated for the length of his service as a non-employee director in 2025. In addition to cash compensation and to the ME RSUs granted on December 5,

2025, on July 10, 2025 (following his cessation of employment with Intel) the Company granted to Mr. Yeboah-Amankwah 11,856 ME RSUs.
(4)
Includes retainers paid to Mr. Yeboah-Amankwah for his service as Chair of the Board and Chair of the Nominating and Corporate Governance Committee of the Board, pro-rated for the length of his service as a non-employee director in 2025.

(5)
Includes retainer paid to Mr. Desheh for his service as Chair of the Audit Committee of the Board in 2025.

(6)
Includes retainer paid to Sen. McCaskill for her service as Lead Independent Director.

(7)
Ms. Pambianchi resigned from the Board effective as of April 25, 2025.

(8)
Mr. Schell resigned from the Board effective as of June 30, 2025.

Accounting and Tax Treatment of Compensation
Section 162(m) Internal Revenue Code (the “Code”) generally does not allow a tax deduction to certain publicly-held companies for compensation paid in excess of $1 million during the tax year to their chief executive officer, chief financial officer and certain other current and former highly compensated officers and certain other current and former highly compensated officers and employees, that qualify “as covered employees” within the meaning of Section 162(m) of the Code. The Compensation Committee regularly considers the various tax and accounting implications when designing our executive compensation programs, including with respect to the tax deductibility of compensation paid under Section 162(m) of the Code, but retains the flexibility to award compensation that is not tax deductible if it determines that such compensation is in the best interest of the Company.
Report of the Compensation Committee
The Compensation Committee assists the Board in fulfilling its responsibilities with regard to compensation matters, and is responsible under its charter for determining the compensation of Mobileye’s executive officers. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in Mobileye’s 2025 Annual Report on Form 10-K (incorporated by reference) and in this proxy statement.
Compensation Committee
Patrick Bombach, Chair
Eyal Desheh
Frank D. Yeary

ADDITIONAL MEETING INFORMATION
How will the 2026 Annual Stockholders’ Meeting be conducted?
The 2026 Annual Stockholders’ Meeting will be conducted solely online via the Internet through a live webcast and online stockholder tools. We are using a virtual annual meeting format to facilitate stockholder attendance and participation by leveraging technology to communicate more effectively and efficiently with our stockholders. This format empowers stockholders to participate fully from any location around the world, at no cost. We have designed the virtual format to enhance stockholder access and participation and protect stockholder rights. For example:
How do I attend the meeting?
You are entitled to attend and participate in the virtual 2026 Annual Stockholders’ Meeting only if you were a Mobileye stockholder as of the close of business on April 22, 2026, or if you hold a valid proxy for the annual meeting. If you are not a Mobileye stockholder, you may still view the meeting online at www.virtualshareholdermeeting.com/MBLY2026.
Attending Online. If you plan to attend the annual meeting online, please be aware of what you will need to gain admission, as described below. If you do not comply with the procedures described here for attending the annual meeting online, you will not be able to participate in the annual meeting but may view the annual meeting webcast. Stockholders may participate in the annual meeting by visiting www.virtualshareholdermeeting.com/MBLY2026; interested persons who were not stockholders as of the close of business on April 22, 2026, may view, but not participate, in the annual meeting via www.virtualshareholdermeeting.com/MBLY2026.

Stockholders of Record
If you are a stockholder of record, you will need to use your control number on your Notice of Internet Availability or proxy card to log into www.virtualshareholdermeeting.com/MBLY2026.
Stockholders of record — those holding shares directly with Computershare Trust Company, N.A. —  will be on a list maintained by the inspector of elections.

Beneficial Stockholder
If you are a beneficial stockholder and your voting instruction form or Notice of Internet Availability (Notice) indicates that you may vote those shares through the www.proxyvote.com website, then you may access, participate in, and vote at the annual meeting with the 16-digit access code indicated on that voting instruction form or Notice. Otherwise, beneficial stockholders who do not have a control number or access code should contact their bank, broker or other nominee (preferably at least five days before the annual meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the annual meeting.
“Beneficial” or “street name” stockholders — those holding shares through a broker, bank, or other nominee.

We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 9:45 a.m. Eastern Time. If you have difficulties during the check-in time or during the annual meeting, we will have technicians ready to assist you with any difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or course of the annual meeting, please call the number listed on the virtual meeting site.
Asking Questions.   Stockholders have multiple opportunities to submit questions to Mobileye for the annual meeting. Stockholders who wish to submit a question in advance may do so at either www.proxyvote.com or on our annual meeting website, www.virtualshareholdermeeting.com/MBLY2026. Stockholders also may submit questions live during the meeting at the meeting website. Stockholders can also access copies of the proxy statement and annual report at our annual meeting website.

If you cannot attend, following the meeting, a replay of our annual meeting webcast will be available at our Investor Relations website at https://ir.mobileye.com/ and remain for at least one year.
How do I vote?
Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without participating in the annual meeting. We encourage stockholders to vote well before the annual meeting, even if they plan to attend the virtual meeting, by completing proxies in any of the following ways:

Go to www.proxyvote.com and follow the instructions provided.	Call the applicable number and follow the instructions provided. For stockholders of record: 1-800-690-6903 For beneficial stockholders: 1-800-454-8683	Mail, complete, sign, date, and mail the proxy card in the return envelope provided to you if you have received a printed version of these proxy materials.
Stockholders can vote via the Internet in advance of or during the meeting. Stockholders who attend the virtual annual meeting should follow the instructions at www.virtualshareholdermeeting.com/MBLY2026 to vote or submit questions during the meeting.
Voting online during the meeting will replace any previous votes.
Revoking Your Proxy or Changing Your Vote.   Stockholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote online during the annual meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Secretary before the annual meeting commences. Beneficial stockholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares or by voting online during the meeting.
Voting Standards.   On April 22, 2026, the record date for the annual meeting, 244,418,126 shares of our Class A common stock and 597,768,015 shares of our Class B common stock were outstanding. In order to have a quorum at the meeting, one-third of our capital stock issued and outstanding and entitled to vote on the record date must be present at the scheduled time of the meeting in person or by proxy. Each share of our Class A common stock outstanding on the record date is entitled to one vote on each of the director nominees and one vote on each other matter and each share of our Class B common stock outstanding, which are owned entirely by Intel, are entitled to 10 votes on each of the director nominees and each other matter. Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters described in this proxy statement.
Effect of Abstentions and Broker Non-Votes.   Shares marked “withhold” and shares not represented at the meeting have no effect on the election of directors. For each of the other proposals, abstentions have the same effect as “against” votes. If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote your shares on discretionary proposals, which would result in “broker non-votes” on proposals other than the ratification of the selection of PwC as our independent registered public accounting firm. Any shares represented by “broker non-votes” will have no effect. Accordingly, we encourage you to vote promptly, even if you plan to attend the virtual annual meeting.

The following chart describes the proposals to be considered at the meeting, the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted:
Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions/Withhold**	Effect of “Broker Non-Votes”***
Election of directors	For or withhold on each nominee.	Plurality of votes cast.*	No effect.	No effect.
Ratification of selection of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited	For, against, or abstain.	Majority of total number of votes of the Company’s shares present or represented by proxy and entitled to vote on the matter.	Counted as “against” vote.	Broker has discretion to vote.
Advisory vote to approve executive compensation of our listed officers	For, against, or abstain.	Majority of total number of votes of the Company’s shares present or represented by proxy and entitled to vote on the matter.	Counted as “against” vote.	No effect.

*
As a result, any shares not voted “for” a particular candidate, whether as a result of a “withhold” vote or broker non-vote, will not be counted in such candidate’s favor and will have no effect on the election results.

**
Shares marked “abstain” or “withhold.”

***
If you are a beneficial holder and do not provide specific voting instructions to the holder’s broker, the organization that holds the beneficial owner’s shares may not be authorized to vote your shares, which would result in “broker non-votes.”

Voting Instructions.   If you complete and submit your proxy voting instructions, the individuals named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each item, the individuals named as proxies will vote as the Board recommends on each proposal. The individuals named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their best judgment. Our Bylaws set forth requirements for advance notice of any nominations or agenda items to be brought up for voting at the annual meeting, and we have not received timely notice of any such matters that we expect to be presented at the annual meeting other than the items from the Board of Directors described in this proxy statement.
Notice of Electronic Availability of Proxy Statement and Annual Report.   As permitted by SEC rules, we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.
Shareholders may sign up to receive future proxy materials and other shareholder communications electronically instead of by mail. In order to receive the communications electronically, you must have an e-mail account, access to the Internet through an Internet service provider, and a web browser that supports secure connections. Visit www.proxyvote.com for additional information regarding electronic delivery enrollment.

How are proxies solicited and what is the cost?
We will bear the expense of soliciting proxies, and we have retained Broadridge Investor Communications Solutions, Inc. (“Broadridge”) to solicit proxies for a fee of approximately $169,000, plus a reasonable amount to cover expenses. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We are required to request brokers, banks, and other nominees that hold stock in their names to furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers, banks, and other nominees for the expenses of doing so, in accordance with statutory fee schedules.
Who counts the votes?
Broadridge has been engaged as our independent inspector of elections to tabulate stockholder votes for the annual meeting.
Will the company make a list of stockholders entitled to vote at the 2026 Annual Stockholders’ Meeting available?
Mobileye’s list of stockholders as of April 22, 2026, will be available for inspection for the 10 days prior to the annual meeting. If you want to inspect the stockholder list, please contact our Investor Relations department at https://ir.mobileye.com/ir-resources/contact-ir to schedule an appointment. In addition, the list of stockholders will also be available during the annual meeting through the meeting website for those stockholders who choose to attend.
When will the company announce the voting results?
We will announce preliminary results during the annual meeting. We will report final results at https://ir.mobileye.com/ and in a filing with the SEC on Form 8-K.

OTHER MATTERS
2027 Stockholder Proposals or Nominations
Stockholder proposals to be included in the proxy statement.   Pursuant to Rule 14a-8 under the Exchange Act some stockholder proposals may be eligible for inclusion in our 2027 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8, to our principal executive offices in care of our Secretary by one of the means discussed below in the “Communicating with Us” section of this proxy statement. Failure to deliver a proposal in accordance with this procedure may result in the proposal not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Eastern Time) on December 25, 2026 (120 days prior to the anniversary of our mailing this proxy statement).
We strongly encourage any stockholder interested in submitting a proposal to contact our Secretary in advance of this deadline to discuss the proposal, and stockholders may find it helpful to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our Nominating and Corporate Governance Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as director nominees, see the “Board of Directors Matters; Proposal No. 1: Election of Directors; Director Nomination Process — Committee Process” section on page 6.
Other business and director nominations to be presented at the annual meeting.   A stockholder who intends to nominate a candidate for election to the Board or to propose any business for presentation at our 2027 annual meeting (other than precatory (non-binding) proposals presented under Rule 14a-8) pursuant to the advance notice provisions of the Bylaws, must give notice to our Secretary not later than the close of business (5:00 p.m. Eastern Time) on January 24, 2027 (90 days prior to the anniversary of our mailing this proxy statement), and not earlier than the close of business (5:00 p.m. Eastern Time) on December 25, 2026 (120 days prior to the anniversary of our mailing this proxy statement). The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock.
We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. To make a submission or to request a copy of our Bylaws, stockholders should contact our Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.
Legal Matters
Forward-looking statements.   Statements in this proxy statement that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include descriptions of our business plan and strategies.
These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” or the negative of these terms, and other similar expressions, although not all forward-looking statements contain these words. We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. You should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could cause actual results to differ materially from those expressed in the forward-looking statements and projections.

Important factors that may materially affect such forward-looking statements and projections include the following: further deterioration of macroeconomic conditions due to ongoing global economic and political uncertainty; future business, strategic, and financial performance, goals and measures; our anticipated growth prospects and trends in markets and industries relevant to our business; business and investment plans; expectations about our ability to maintain or enhance our leadership position in the markets in which we participate; future consumer demand and behavior, including expectations about excess inventory utilization by customers; our ability to effectively compete in the markets in which we operate; increased competition from emerging chip manufacturers and OEMs; future products and technology, and the expected availability and benefits of such products and technology; the humanoid robotics industry and its accompanying technology may not develop as expected; development of regulatory frameworks for current and future technology; changes in regulation and trade policy, including increased tariffs, in regions in which we operate, including the U.S., Europe and China; projected cost and pricing trends; future production capacity and product supply; potential future benefits and competitive advantages associated with our technologies and architecture and the data we have accumulated; the future purchase, use and availability of products, components and services supplied by third parties, including third-party IP and manufacturing services; uncertain events or assumptions, including statements relating to our estimated vehicle production and market opportunity, potential production volumes associated with design wins and other characterizations of future events or circumstances; adverse conditions in Israel, including as a result of war and geopolitical conflict, which may affect our operations and may limit our ability to produce and sell our solutions; any disruption in our operations by the obligations of our personnel to perform military service as a result of current or future military actions involving Israel; availability, uses, sufficiency and cost of capital and capital resources, including expected returns to stockholders such as dividends, and the expected timing of future dividends; tax- and accounting-related expectations; sustained low levels of our share price and market capitalization as well as other factors may require further testing of our Mobileye reporting unit, which may result in an impairment of goodwill; the ability to meet our social and environmental goals and projections. Detailed information regarding these and other factors that could affect Mobileye’s business and results is included in Mobileye’s SEC filings, including the Company’s 2025 Annual Report on Form 10-K, particularly in the section entitled the “Risk Factors”. Copies of these filings may be obtained by visiting our Investor Relations website at ir.mobileye.com or the SEC’s website at www.sec.gov.
Website references.   Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of this proxy statement.
Use of trademarks.   The Mobileye name, our logo, and other trademarks mentioned in this proxy statement, including, among others, EyeQ™, EyeQ Kit™, Road Experience Management™, REM™, True Redundancy™, Mobileye Chauffeur™, Mobileye Drive™, Mobileye SuperVision™, and Moovit, are the property of Mobileye. Trade names, trademarks, and service marks of other companies appearing in this proxy statement are the property of their respective holders.
Financial Statements
Our financial statements for the year ended December 27, 2025, are included in our 2025 Annual Report on Form 10-K. Our 2025 Annual Report on Form 10-K and this proxy statement are available on our website at https://ir.mobileye.com/ and are available from the SEC at its website at www.sec.gov. You may also receive a copy of our Annual Report without charge by sending a written request to our Investor Relations department at https://ir.mobileye.com/ir-resources/contact-ir.
Communicating with Us
Visit our main website at https://www.mobileye.com/ for information on our products and technologies, marketing programs, worldwide locations, customer support, job listings, and other company-related topics. Our Investor Relations website at https://ir.mobileye.com/ contains information regarding our recent and historical financial and operational results, strategic priorities, operating segments, news, investor events and webcasts, stock information, corporate governance and corporate responsibility initiatives, as well as links to our SEC filings and our Governance site.

To communicate with the Board, suggest a director candidate, make a stockholder proposal, provide notice of an intention to nominate candidates (including proxy access candidates) or introduce business at the annual meeting, or revoke a prior proxy instruction, contact our Secretary via e-mail at secretary@mobileye.com, or by mail to Mobileye Global Inc., c/o Mobileye B.V., Har Hotzvim, 1 Shlomo Momo HaLevi Street, Jerusalem 9777015, Israel, Attn: Liz Cohen-Yerushalmi, Secretary.
For questions regarding:	Contact:
Annual meeting	Mobileye Investor Relations https://ir.mobileye.com/ir-resources/contact-ir
Stock ownership for stockholders of record	Computershare Trust Company, N.A. www.computershare.com/contactus (800) 736-3001 (within the US and Canada) +1 (781) 575-3100 (worldwide)
Stock ownership for beneficial holders	Your broker, bank, or other nominee
Stockholders Sharing the Same Last Name and Address
To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Mobileye stock but who share the same address, we have adopted an SEC-approved procedure called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive a single copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notify us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If you receive a single set of proxy materials as a result of householding and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request to our Secretary at the address specified above under “Other Matters; Communicating with Us,”, contact our Investor Relations department at https://ir.mobileye.com/ir-resources/contact-ir, or contact us at +972-2-541-7333 and we will promptly send you the requested materials. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for this year’s annual meeting, you will need to follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact our Investor Relations department if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.
If you are a beneficial stockholder and you share an address with other beneficial stockholders, your broker, bank, or other institution is permitted to deliver a single copy of the proxy materials and Notice of Internet Availability of Proxy Materials to your address, unless you otherwise request separate copies.
By Order of the Board of Directors
Liz Cohen-Yerushalmi
Secretary
Jerusalem, Israel
April 24, 2026

Mobileye,
Driving the Autonomous Vehicle Evolution™

mobileye.com

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYV95331-P49447For Against Abstain! !! !! !! !! !! !! !! !! ! !! ! !MOBILEYE GLOBAL INC.C/O MOBILEYE INC.25301 DEQUINDRE RD.MADISON HEIGHTS, MI 480711a. Amnon Shashua1b. Safroadu Yeboah-Amankwah1c. Patrick Bombach1d. Nagasubramaniyan Chandrasekaran1e. Elaine L. Chao1f. Eyal Desheh1g. Claire C. McCaskill1h. Frank D. Yeary1i. David ZinsnerPlease sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,administrator, or other fiduciary, please give full title as such. Joint owners should each signpersonally. All holders must sign. If a corporation or partnership, please sign in full corporateor partnership name by authorized officer.For WithholdMOBILEYE GLOBAL INC.1. Election of DirectorsNominees:The Board of Directors recommends you vote FOR thefollowing proposals:2. Ratification of selection of Kesselman & Kesselman,Certified Public Accountants (Isr.), a member firm ofPricewaterhouseCoopers International Limited as ourindependent registered public accounting firm for 2026.3. Advisory vote on executive compensation.NOTE: We also will transact such other business as may properlycome before the meeting or any adjournment thereof.! !SCAN TOVIEW MATERIALS & VOTE wVOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery ofinformation up until 11:59 p.m. Eastern Time on June 17, 2026. Have your proxy cardin hand when you access the web site and follow the instructions to obtain your recordsand to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/MBLY2026You may attend the meeting via the Internet and vote during the meeting. Havethe information that is printed in the box marked by the arrow available and followthe instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m.Eastern Time on June 17, 2026. Have your proxy card in hand when you call and thenfollow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.

V95332-P49447Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on June 18, 2026:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.MOBILEYE GLOBAL INC.ANNUAL MEETING OF STOCKHOLDERSJUNE 18, 2026 10:00 AM EASTERN TIMETHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSSafroadu Yeboah-Amankwah, Amnon Shashua, Liz Cohen-Yerushalmi, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Stockholders' Meeting of Mobileye Global Inc. to be held on June 18, 2026 or at any postponement or adjournment thereof.If this proxy is properly executed, shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR all the nominees listed on Proposal 1, and FOR Proposals 2 and 3.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.Continued and to be signed on reverse side